EXHIBIT 2.3

ASSET PURCHASE AGREEMENT
BY AND AMONG
ADESA, INC.,
a Delaware corporation,
BRASHER’S CASCADE AUTO AUCTION, INC.,
an Oregon corporation,
BRASHER’S NORTHWEST AUTO AUCTION, INC.,
an Oregon corporation,
BRASHER’S SACRAMENTO AUTO AUCTION, INC.,
a California corporation,
BRASHER’S FRESNO AUTO AUCTION, INC.,
a California corporation,
WEST COAST AUTO AUCTIONS, INC.,
a California corporation
THE PRINCIPALS SET FORTH ON EXHIBIT A,
THE SHAREHOLDERS SET FORTH ON EXHIBIT B,
AND
THE SELLERS’ REPRESENTATIVE
DATED AS OF FEBRUARY 17, 2016

TABLE OF CONTENTS
Page
ARTICLE I PURCHASE AND SALE OF ASSETS2

Section 1.1Assets    2
Section 1.2Excluded Assets    3
Section 1.3Assumed Liabilities    3
Section 1.4Excluded Liabilities    3

ARTICLE II PURCHASE PRICE AND CERTAIN OTHER MATTERS4

Section 2.1Purchase Price    4
Section 2.2Payment of Certain Portions of Purchase Price    4
Section 2.3Auction Accounts Receivable; Payables    5
Section 2.4Floorplan Accounts Receivable    5
Section 2.5Purchase Price Allocation    5
Section 2.6Bulk Sales    5
Section 2.7Real Estate Improvements; Reimbursement Amount    6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES6

Section 3.1Organization; Good Standing    6
Section 3.2Authorization    6
Section 3.3Charter Documents; Officers and Directors    7
Section 3.4No Violation    7
Section 3.5Brokers or Finders    7
Section 3.6Consents and Approvals    7
Section 3.7Financial Statements    7
Section 3.8Absence of Undisclosed Liabilities    9
Section 3.9Conduct of the Business    9
Section 3.10Assets    11
Section 3.11Intellectual Property    11
Section 3.12Auction - Customers And Suppliers    14
Section 3.13Floorplan - Borrowers    14
Section 3.14Contracts    14
Section 3.15Litigation    14
Section 3.16Compliance with Applicable Laws    15
Section 3.17Licenses and Permits    15
Section 3.18Real Property    15
Section 3.19Health, Safety and Environment    18
Section 3.20Taxes    20
Section 3.21Employee Matters    20
Section 3.22Workers’ Compensation    22
Section 3.23Employee Benefit Plans    22
Section 3.24Insurance    24
Section 3.25Floorplan Loan Portfolio.    24
Section 3.26Affiliate Transactions    27
Section 3.27Books and Records    27
Section 3.28Absence of Certain Business Practices    27
Section 3.29Disclosure    27

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER28

Section 4.1The Buyer Organization    28
Section 4.2Authorization    28
Section 4.3No Violation    28
Section 4.4Consents and Approvals    28
Section 4.5Brokers or Finders    28
Section 4.6Disclosure    29

ARTICLE V PRE-CLOSING COVENANTS29

Section 5.1Operation of the Sellers’ Business    29
Section 5.2Negative Covenants    29
Section 5.3Investigation by the Buyer    31
Section 5.4Notification    31
Section 5.5Disclosure Supplements    31
Section 5.6Non-Negotiation    32
Section 5.7HSR Act Filings    32
Section 5.8Financing    33
Section 5.9Title and Survey    34
Section 5.10AF License Agreement    34
Section 5.11Pre-Closing Loan Deficiencies    34
Section 5.12California Lender’s License    34
Section 5.13Compliance Audit    34
Section 5.14Fresno Survey and Zoning    35

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING35

Section 6.1Conditions Precedent to Buyer’s Obligation to Close    35
Section 6.2Conditions Precedent to the Selling Parties’ Obligation to Close    36

ARTICLE VII TERMINATION37

Section 7.1Termination Events    37
Section 7.2Effect of Termination    38
Section 7.3Break-Up Fee    38

ARTICLE VIII CLOSING39

Section 8.1Closing    39
Section 8.2Deliveries by the Selling Parties    39
Section 8.3Deliveries by the Buyer    42

ARTICLE IX INDEMNIFICATION42

Section 9.1Indemnification by the Selling Parties    42
Section 9.2Indemnification by the Buyer    44
Section 9.3Indemnification Procedure    44
Section 9.4Failure to Give Timely Notice    45
Section 9.5Limitations on Indemnification    45
Section 9.6Survival    46
Section 9.7Payments; Right of Set-Off    47
Section 9.8Adjustment to Purchase Price    47
Section 9.9Allocation of Tax Liability for Straddle Periods    47

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Section 9.10Exclusive Remedies    48

ARTICLE X COVENANTS AND OTHER AGREEMENTS48

Section 10.1Employees    48
Section 10.2Non-Competition; Confidentiality    49
Section 10.3Consents    50
Section 10.4Payment of Excluded Liabilities    51
Section 10.5Delivery of Correspondence    51
Section 10.6Transferee/Successor Liability    51
Section 10.7The Sellers’ Names    51
Section 10.8Access to Information    51
Section 10.9Notices    52
Section 10.10Press Release    52
Section 10.11Post-Closing Loan Deficiencies    52

ARTICLE XI MISCELLANEOUS52

Section 11.1Notices    52
Section 11.2General Definitions    53
Section 11.3Entire Agreement    66
Section 11.4Counterparts    66
Section 11.5Third Parties    66
Section 11.6Expenses; Transfer Taxes    66
Section 11.7Further Assurances    67
Section 11.8Waiver    67
Section 11.9Confidentiality Agreement    67
Section 11.10Governing Law    67
Section 11.11Assignments    68
Section 11.12Headings    68
Section 11.13Construction    68
Section 11.14Invalid Provisions    68
Section 11.15Appointment of Sellers’ Representative    68

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GLOSSARY OF DEFINED TERMS

Accounts Receivable    53
ADA    53
Adverse Claim    53
AF License Agreement    34
Affiliate    53
Affiliate Business    53
Affiliate Owner    53
Affiliate Transactions    27
Affiliated Group    54
Agreed Allocation    5
Agreement    1
Antitrust Division    32
Antitrust Laws    33
Asset Purchase Agreement – Group One    36
Asset Purchase Agreement – Group Two    36
Assets    2
Assumed Contracts    54
Assumed Liabilities    3
Assumed Real Property Lease Assignments    40
Assumed Real Property Leases    54
Auction Accounts Receivable    54
Auction Servicing Agreement    5
Authorized Action    69
Basket Amount    46
Brasher’s Cascade    1
Brasher’s Fresno    1
Brasher’s Northwest    1
Brasher’s Sacramento    1
Breach    55
Break-Up Fee    38
Bulk Sales Jurisdictions    5
Bulk Sales Withholding    5
Business    1
Business Day    55
Business Premises    1
Buyer    1
Buyer Indemnified Party    42
CERCLA    59
Charter Documents    55
Closing    39
Closing Date    39
COBRA    23

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Code    55
Collateral    55
Compliance Liabilities    56
Computer System    12
Confidential Information    49
Confidentiality Agreement    21
Consent    7
Contemplated Transactions    56
Contracts    56
Employee Benefit Plans    22
Employee Liabilities    56
Encumbrances    56
Environmental and Safety Requirements    18
Equipment    56
ERISA    57
Escrow Agent    57
Escrow Agreement    40
Excluded Assets    3
Excluded Books and Records    2
Excluded Liabilities    4
Excluded Real Property Leases    57
Existing Real Property Leases    15
Files and Records    57
Financial Statements    7
Financing    33
Financing Sources    57
Floorplan Accounts Receivable    57
Floorplan Business    58
Floorplan Loan Assets    58
Floorplan Loan Liabilities    58
Floorplan Receivables    58
Floorplan Servicing Agreement    5
Fresno Location    58
FTC    32
Fundamental Representations    58
General Cap Amount    46
Governmental Authority    58
Hazardous Materials    59
HSR Act    59
Indebtedness    59
Indemnified Party    45
Indemnifying Party    45
Indemnity Escrow Account    59
Indemnity Escrow Amount    60
Inventory    60

Joint Direction    47
Knowledge    60
Landlord    40
Landlords    40
Laws    7
Leased Real Property    15
Leasehold Title Policy    40
Lessors    16
Liabilities    60
Liens    60
Loan Documents    60
Loan File    60
Losses    43
M&A Qualified Beneficiary    49
Management Group    61
Material Adverse Change    61
Material Adverse Effect    61
Most Recent Year-End Balance Sheet    8
Multiemployer Plan    61
New Real Property Lease    40
New Real Property Leases    40
Obligor    61
Open Source Licenses    13
Open Source Software    13
Operating Sellers    1
Order    61
Outside Date    61
Owned Real Property    61
Parties    62
Payoff Amount    62
Payoff Letters    62
Permits    62
Permitted Exceptions    62
Permitted Liens    62
Person    62
Personnel    62
Principals    62
Privacy Policies    13
Proceeding    62
Procurement Contracts    62
Proprietary Rights    63
Purchase Price    4
RCRA    59
Real Property    63
Reimbursement Amount    63

Related Rights    63
Sacramento Location    63
San Jose Location    63
Seller Indemnified Party    44
Seller Proprietary Rights    12
Sellers    1
Sellers’ Representative    68
Sellers’ Websites    13
Selling Parties    1
Shareholders    1
Software    64
Special Cap Amount    46
Special Representations    64
Spousal Release    41
Straddle Period    47
Survey    34
Tangible Personal Property    64
Tax    64
Tax Departments    5
Tax Returns    64
Term    49
Threatened    65
Title Commitments    34
Title Company    34
Title Exception    65
Trade Names    65
Transaction Documents    65
Transaction Expenses    65
Transfer Taxes    66
Transferred Employees    48
TSCA    59
UCC    66
WARN Act    3
West Coast    1
Year-End Financial Statements    8
Zoning Regulations    43

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of February 17, 2016, by and among (a) ADESA, Inc. a Delaware corporation (the “Buyer”), (b) Brasher’s Cascade Auto Auction, Inc., an Oregon corporation (“Brasher’s Cascade”), Brasher’s Northwest Auto Auction, Inc., an Oregon corporation (“Brasher’s Northwest”), Brasher’s Sacramento Auto Auction, Inc., a California corporation (“Brasher’s Sacramento”), Brasher’s Fresno Auto Auction, Inc., a California corporation (“Brasher’s Fresno”, and together with Brasher’s Cascade, Brasher’s Northwest and Brasher’s Sacramento, collectively, the “Operating Sellers”), West Coast Auto Auctions, Inc., a California corporation, and sole shareholder of Brasher’s Cascade, Brasher’s Northwest, Brasher’s Fresno and Brasher’s Sacramento (“West Coast”, and together with the Operating Sellers, collectively, the “Sellers”), (c) the Principals as listed on Exhibit A attached hereto, (d) the shareholders of West Coast as listed on Exhibit B attached hereto (collectively, the “Shareholders” and together with the Principals and the Sellers, collectively, the “Selling Parties”), and (e) John E. Brasher in his capacity as the Sellers’ Representative (as defined in Section 11.15(a) hereof).
RECITALS
A.    The Sellers are engaged in the business of owning and operating wholesale used car auto auctions and related activities, including the auction, repair, reconditioning, inspection, transportation, booksheet sale and wholesale floor plan finance businesses (the “Business”), which Business is conducted at those locations as set forth on Exhibit C attached hereto (collectively, the “Business Premises”) and being more particularly described as the Real Property in Section 3.18 of this Agreement.
B.    The Sellers, collectively, are the owners of the Assets.
C.    The Shareholders, collectively, own all of the issued and outstanding equity securities of West Coast.
D.    West Coast owns all of the issued and outstanding equity securities of the Operating Sellers.
E.    The Principals are the beneficiaries of the Shareholders and will derive substantial benefit from the consummation of the Contemplated Transactions.
F.    The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets, and to assume certain liabilities of the Business, on the terms and conditions as set forth in this Agreement.
G.    In order to induce the Buyer to enter into this Agreement and to consummate the Contemplated Transactions, the Selling Parties are willing to make certain representations and warranties, provide the indemnities and perform the other covenants and obligations of the Selling Parties as more particularly set forth in this Agreement.

H.    Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 11.2.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS
Section 1.1    Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers agree to sell, transfer and deliver to the Buyer, free and clear of all Liens, other than Permitted Liens, and the Buyer agrees to purchase from the Sellers, all of the Sellers’ right, title and interest in and to all of the assets (other than Excluded Assets) used or held in connection with, or useful for operation of, the Business (collectively, the “Assets”), including, but not limited to, the following:
(a)    Inventory. All Inventory;
(b)    Tangible Personal Property. All Tangible Personal Property;
(c)    Assumed Contracts. The Assumed Contracts;
(d)    Floorplan Loan Assets. The Floorplan Loan Assets;
(e)    Leasehold Estates in the Assumed Real Property Leases. All Assumed Real Property Leases;
(f)    Intellectual Property. All Proprietary Rights of the Sellers related to the Business;
(g)    Customer Information. All of the Sellers’ customer lists, files, programs, plans, data and related information, in whatever form, and all Proprietary Rights relating thereto;
(h)    Books and Records. All books and records of the Sellers including, without limitation, all records, files, papers, sales and purchase correspondence, Files and Records, and copies of personnel records relating to Transferred Employees and copies of books of account and financial records; except the Sellers’ minute books, stock record books (and similar corporate, limited liability company or partnership records, if applicable) and income Tax Returns shall remain the property of the Sellers (collectively, the “Excluded Books and Records”);
(i)    Phones, etc. All telephone, facsimile, cellular telephone and pager numbers used in the Business (except those personal numbers retained by the Shareholders);
(j)    Prepaid Expenses. All prepaid expenses, credits, deposits and advance payments of the Sellers, all rights of set‑off and rights of recoupment of the Sellers, and all rights of the Sellers to receive discounts, refunds, reimbursements, rebates, awards and the like;
(k)    Licenses, Permits and Approvals. All rights of the Sellers in Permits related to the Business, to the extent assignable;

(l)    Names and Goodwill. The Trade Names together with any Proprietary Rights relating or pertaining to the Trade Names or the Business and all goodwill associated therewith and with the Business;
(m)    Warranties. All rights under express or implied warranties, if any, from suppliers or vendors to the Sellers relating to the Business;
(n)    Claims. All causes of action, claims, rights of recovery and set-off of every kind and character pertaining to or relating to the Assets, including all insurance, warranty and condemnation proceeds received after the Closing Date with respect to damage, destruction or loss of any Assets;
(o)    Bank Accounts. All bank accounts of the Sellers; and
(p)    Other Assets. All other assets of any kind or description, tangible or intangible, which are owned by the Sellers and used or useful in the operation of the Business.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary herein, the term “Assets” shall not include, and the Sellers shall not be obligated to assign, or transfer to the Buyer and the Buyer shall not be obligated to purchase from the Sellers, those assets set forth on Exhibit 1.2 (the “Excluded Assets”).
Section 1.3    Assumed Liabilities. From and after the Closing Date, subject to the terms and conditions set forth in the Agreement, the Buyer will assume and agree to pay, defend, discharge and perform when due only those Liabilities set forth on Exhibit 1.3, none of which relate to any pre-Closing defaults or Breaches (all such Liabilities to be so assumed by the Buyer pursuant to this Section 1.3 being referred to collectively as the “Assumed Liabilities”).
Section 1.4    Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, except as specifically provided herein, and regardless of whether such Liability is disclosed in this Agreement or in any of the other Transaction Documents, the Buyer, its assigns and its Affiliates, will not assume, agree to pay, perform or discharge or in any way be responsible for any and all Liabilities of the Business or any Selling Party, including, without limitation, any Liabilities whatsoever relating, directly or indirectly, to any (a) trade creditors, bank debt, payroll or payroll tax Liabilities, payments due to any current or former employee of the Sellers for amounts due under any bonus plan or incentive arrangement, income tax Liabilities, severance Liabilities to any current or former employee of the Sellers, Liabilities with respect to any vacation pay, sick pay, profit sharing or 401(k) contribution, Liabilities arising out of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law (collectively, the “WARN Act”), or any other Liabilities relating to the Seller’s current or former employees (including temporary and leased employees) and independent contractors; (b) any Liabilities with respect to any Employee Benefit Plan or Taxes; (c) any environmental claims or Liabilities arising out of or relating to the past, present or future acts or omissions of the Sellers, or any environmental claims or Liabilities arising out of or relating to any past, present or future condition or contamination, including, without limitation, the presence of any Hazardous Materials, on any of the Real Property, which condition or contamination was not the direct result of the Buyer’s actions; (d) any contractual Liabilities relating to any existing facilities used in connection with the Business, except to the extent expressly assumed by the Buyer in this Agreement; (e) any Liability of any Selling Party for Taxes for any period including any costs, and expenses incurred in connection with this Agreement; (f) the Liability, if any, of any Selling Party under any “bulk sales” or similar law or statue relating to the transfer of the Assets hereunder; (g) any Liabilities for Taxes with respect to the Assets for any period (or portion thereof) ending on or prior to the Closing Date; (h) any litigation involving any Selling Party; (i) any Liabilities of any Seller with respect to such Seller’s failure to (A) comply with sales tax laws, or (B) collect sales tax in connection with any of their auctions on or prior to the Closing Date; (j) any Liability of any Selling Party under the Excluded Real Property Leases; and (k) any Liabilities of any Seller related to, or arising out of, or in connection with, such Seller’s ownership, use or operation, of any Assets or the conduct of the Business on or prior to the Closing Date; all such Liabilities are defined herein as the “Excluded Liabilities.”
ARTICLE II
PURCHASE PRICE AND CERTAIN OTHER MATTERS
Section 2.1    Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be (a) One Hundred Forty Three Million and Six Hundred and Sixty Thousand and No/100 Dollars ($143,660,000.00); plus (b) the amount of the Assumed Liabilities; plus (c) the Reimbursement Amount, as adjusted pursuant to Sections 2.7 and 9.7 hereof.
Section 2.2    Payment of Certain Portions of Purchase Price. Subject to the terms and conditions set forth in this Agreement, the Buyer shall pay to the Sellers the following portions of the Purchase Price in the following manner:
(a)    At the Closing:
(i)    The Buyer shall pay to the Sellers by wire transfer of immediately available funds to those accounts designated by the Sellers’ Representative in writing at least two (2) Business Days prior to the Closing Date an aggregate amount equal to One Hundred Forty Three Million and Six Hundred and Sixty Thousand and No/100 Dollars ($143,660,000.00), plus the Reimbursement Amount, less the Indemnity Escrow Amount, less the Payoff Amount, less the Bulk Sales Withholding (as defined in Section 2.6 hereof), if applicable, to be allocated and paid to the Sellers in accordance with the percentage allocation set forth on Schedule 2.2(a)(i) attached hereto;
(ii)    The Buyer shall pay, on behalf of the Sellers, the Payoff Amount, by wire transfer of immediately available funds, in accordance with the Payoff Letters provided with respect to the Indebtedness for borrowed money listed on Schedule 2.2(a)(ii); and
(iii)    The Buyer shall deposit with the Escrow Agent in cash, by wire transfer, the Indemnity Escrow Amount, to be held and disbursed by the Escrow Agent in accordance with terms of the Escrow Agreement.
Section 2.3    Auction Accounts Receivable; Payables. The Buyer shall, on behalf of the Sellers (a) collect the Auction Accounts Receivable, and (b) pay certain auction vehicle payables and trade payables, after the Closing pursuant to the terms of a servicing agreement, substantially in the form attached hereto as Exhibit 2.3 (the “Auction Servicing Agreement”).
Section 2.4    Floorplan Accounts Receivable. The Buyer shall collect the Floorplan Accounts Receivable on the Sellers’ behalf after the Closing pursuant to the terms of a servicing agreement, substantially in the form attached hereto as Exhibit 2.4 (the “Floorplan Servicing Agreement”).
Section 2.5    Purchase Price Allocation. Contemporaneous with the execution of this Agreement, the parties shall jointly produce a schedule that sets forth the agreed allocation of the Purchase Price (and any other item of consideration for federal income tax purposes) among the Sellers and, with respect to each Seller, among the Assets of such Seller in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Agreed Allocation”). The Agreed Allocation shall also govern the determination of the consideration paid for any asset for sales and use and other transfer tax purposes. The Selling Parties and the Buyer agrees to (a) timely prepare and file IRS Forms 8594 (and any comparable form required by state or local Law) (including any amendment thereto) in connection with the sale of the Assets reflecting the Agreed Allocation (including any adjustment thereto) and provide a copy thereof, in the case of any such form prepared by the Buyer, to the Sellers’ Representative, and, in the case of any such form prepared by any Selling Party, to the Buyer no later than ten (10) days after filing any such form; and (b) not to take a position on any Tax Return or in any Proceeding that is inconsistent with the terms of the Agreed Allocation. Each Selling Party agrees that the only amounts to which any Seller is entitled at or after the Closing from the Buyer or its Affiliates, in connection with, arising out of, based upon or related to the purchase and sale of the Assets are such Seller’s allocable portion as set forth on the schedule being delivered by the parties under this Section 2.5 of (i) that portion of the Purchase Price payable at the Closing pursuant to Section 2.2(a) hereof; and (ii) any release of the Indemnity Escrow Amount to the Sellers pursuant to the terms of this Agreement and the Escrow Agreement.
Section 2.6    Bulk Sales. The Parties shall comply with any “Bulk Sales” requirements if any, of the states and cities set forth on Exhibit 2.6, and in each case, the applicable counties (the “Bulk Sales Jurisdictions”). At least ten (10) Business Days prior to the Closing Date, the Sellers shall deliver to the applicable tax departments for each Bulk Sales Jurisdiction (“Tax Departments”) a Notification of Sale, Transfer or Assignment in Bulk or other applicable document, for each Seller, as applicable. The Sellers agree that the Buyer may, on the Closing Date, deduct and withhold from the portions of the Purchase Price due the Sellers at Closing, the amounts, if any, which are necessary to comply with any withholding requirements of the Tax Departments (such amount, the “Bulk Sales Withholding”) and the Bulk Sales Withholding shall be held in escrow by the Buyer until the Tax Departments acknowledge and release the Buyer from any Liability concerning the Sellers’ Liability to the Tax Departments. The Sellers shall pay, satisfy or otherwise resolve any amounts claimed by the Tax Departments to be due from any Seller.
Section 2.7    Real Estate Improvements; Reimbursement Amount. Prior to the Closing, the Sellers shall have made those improvements at the Fresno Location and Sacramento Location as set forth on Schedule 2.7. The Sellers have represented to the Buyer that the cost of improvements to be made at the Sacramento Location are One Hundred and Eighty Thousand and

No/100 Dollars ($180,000.00), and the cost of improvements to be made at the Fresno Location are One Hundred and Twenty Thousand and No/100 Dollars ($120,000.00). The Buyer has agreed to reimburse the Sellers at Closing for an aggregate amount equal to the lesser of (a) the Reimbursement Amount, or (b) the sum of: (x) the reasonable and documented cost of the improvements to be made at the Sacramento Location; and (y) fifty percent (50%) of the reasonable and documented cost of the improvements to be made at the Fresno Location. The Buyer shall have no further obligation with respect to payment for these improvements unless and until the Closing occurs, and then, only as set forth in this Section 2.7. At Closing, the Sellers shall provide the Buyer with copies of all invoices, lien waivers and other documentation that may be reasonably requested by the Buyer to ensure the work at each of these locations has been completed (or will be completed within a reasonable time following the Closing) and all contractors, subcontractors and suppliers have been paid in full. Any amount paid to the Sellers pursuant to this Section 2.7 shall be treated as additional Purchase Price for the Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
The Selling Parties hereby, jointly and severally, represent and warrant to the Buyer as follows on the date hereof and as of the Closing Date:
Section 3.1    Organization; Good Standing. Each of Brasher’s Sacramento, Brasher’s Cascade, Brasher’s Fresno, Brasher’s Northwest, and West Coast is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Seller has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each Seller is duly qualified or otherwise authorized as a foreign corporation or foreign limited liability company, as applicable, to transact business in each jurisdiction listed opposite its name on Schedule 3.1, which are all of the jurisdictions in which the nature of its business or location of its properties requires such Seller to so qualify.
Section 3.2    Authorization. Each Selling Party has the requisite power and authority to execute, deliver and perform its, his or her obligations under this Agreement and the other Transaction Documents to which it, he or she is a party. The execution and delivery of this Agreement and the other Transaction Documents to which the Selling Parties are a party, the performance by the Selling Parties of their respective obligations hereunder and thereunder and the consummation by the Selling Parties of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Selling Parties. This Agreement and the other Transaction Documents to which the Selling Parties are a party have been duly executed and delivered by the Selling Parties, and constitute the legal, valid and binding obligation of the Selling Parties and are enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.
Section 3.3    Charter Documents; Officers and Directors. Correct and complete copies of each Seller’s Charter Documents have been provided to the Buyer. Schedule 3.3 contains a correct and complete list of all of the Sellers’ officers, directors or managers, as applicable, and shareholders or members, as applicable.

Section 3.4    No Violation. The execution, delivery and performance by the Selling Parties of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions will not:
(a)    result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, Contract, agreement, license or other instrument or obligation of any kind or nature by which any of them may be bound or affected;
(b)    violate or conflict with any law, Order, Permit, rule, regulation, statute, requirement, ordinance or other decision of any Governmental Authority (collectively, “Laws”);
(c)    violate any provision of the Charter Documents of the Sellers;
(d)    constitute an event that would permit any party to terminate any agreement, or accelerate the maturity of any Indebtedness or other obligation, to which any Selling Party is a party or by which any Selling Party is bound, and which is material to the operation of the Business or the Assets;
(e)    result in the creation or imposition of any Lien upon any Asset; or
(f)    have a Material Adverse Effect on the Business or the Assets.
Section 3.5    Brokers or Finders. No Selling Party has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the Contemplated Transactions.
Section 3.6    Consents and Approvals. Except for compliance with the HSR Act and as set forth on Schedule 3.6, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person (each a “Consent”) is required to be made or obtained by any Selling Party in connection with any Selling Party’s authorization, execution and delivery of this Agreement or the other Transaction Documents to which such Selling Party is a party, the performance by such Selling Party of its, his or her obligations hereunder and thereunder, and the consummation by such Selling Party of the Contemplated Transactions.
Section 3.7    Financial Statements.
(a)    Schedule 3.7 contains correct and complete copies of the following financial statements (the “Financial Statements”) of the Sellers: (i) the unaudited balance sheets of each of the Sellers as of December 31, 2014 and 2013, and the related unaudited statements of income and retained earnings and cash flows for the fiscal years then ended, and (ii) the unaudited balance sheets of each of the Sellers as of December 31, 2015, (the consolidated unaudited balance sheet of the Sellers as of December 31, 2015 is referred to herein as the “Most Recent Year-End Balance Sheet”), and the related unaudited statements of income and retained earnings and cash flows for the fiscal year then ended (collectively with the Most Recent Year-

End Balance Sheet, the “Year-End Financial Statements”). Except as set forth in Schedule 3.7, all such Financial Statements were prepared in a manner consistent with past practice, and fairly and accurately present in all material respects the financial condition, results of operations and cash flows and changes in equityholders’ equity as of the respective dates thereof and for the respective periods covered thereby.  Except as set forth in Schedule 3.7, the Year-End Financial Statements contain and reflect adequate provisions for all reasonably anticipated material Liabilities and adequate reserves for all reasonably anticipated material losses, costs and expenses consistent with the Sellers’ past practices, including reserves for uncollectible accounts receivable and claims under warranties in effect on the date hereof. The Sellers’ internal controls and procedures are reasonably adequate for the purpose of preparing the Financial Statements. All historic financial data provided or made available to the Buyer and its agents and representatives in connection with their due diligence investigation of the Sellers has been true and correct in all material respects.
(b)    All of the Inventory reflected on the Most Recent Year-End Balance Sheet or acquired since the date thereof (i) was acquired and has been maintained in the ordinary course of business and includes only items sold by the Sellers in the ordinary course of business, and (ii) subject to any reserve for obsolete inventory recorded by the Sellers on the Most Recent Year-End Balance Sheet, consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business. The Inventory disposed of by the Sellers since the date of the Most Recent Year-End Balance Sheet has been disposed of only in the ordinary course of business.
(c)    All of the Accounts Receivable reflected in the Most Recent Year-End Balance Sheet, and all Accounts Receivable arising subsequent to the date thereof, have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business as to which full performance has been rendered by the applicable Seller.
(d)    The Sellers, to their Knowledge, maintain accurate books and records reflecting their assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Sellers and to maintain accountability for the Sellers’ consolidated assets; (iii) access to the Sellers’ assets is permitted only in accordance with management’s authorization; (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis; and (v) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Sellers’ assets.
(e)    Since January 1, 2013, none of the Selling Parties or the board of directors of any of the Sellers has received any written, or to the Knowledge of the Sellers, oral notification, of any (i) “significant deficiency” in the internal controls over financial reporting of any of the Sellers; (ii) “material weakness” in the internal controls over financial reporting of any of the Sellers; or (iii) fraud, whether or not material, that involves management or other employees of any of the Sellers who have a significant role in the internal controls over financial reporting of the Sellers.
Section 3.8    Absence of Undisclosed Liabilities. To the Knowledge of the Sellers, no Seller has any Liability, except (a) Liabilities that arose after the date of the Most Recent Year-End Balance Sheet, in the ordinary course business consistent with past custom and practice; (b) Liabilities to the extent specifically reflected and accrued for or reserved against on the Most Recent Year-End Balance Sheet; and (c) Liabilities expressly described on Schedule 3.8.
Section 3.9    Conduct of the Business. Except as set forth on Schedule 3.9, and as referred to in Section 3.8, since December 31, 2015, each Seller has conducted the Business in the ordinary course of business consistent with past custom and practice and there has been no Material Adverse Effect in the Assets, condition (financial or otherwise), Liabilities, operating results, employees (including temporary or leased employees), independent contractors, supplier or customer relations, business activities or business prospects of the Business. Without limitation of the foregoing and except as set forth on Schedule 3.9, since December 31, 2015, no Seller has (or in the case of subparagraph (p) below, nor has there been):
(a)    except in the ordinary course of business consistent with past custom and practice or as required by Law or contractual obligations, (i) increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its Personnel; (ii) paid or agreed to pay any additional pension, retirement allowance, bonuses, or other employee benefit to any such Personnel, whether past or present; (iii) entered into any new employment, service, severance, consulting, or other compensation agreement with any existing Personnel; or (iv) modified the arrangement of any existing Affiliate Transaction or engaged in any new Affiliate Transaction other than the performance of existing commitment;
(b)    cancelled any Indebtedness or waived any rights having, considered individually and not in the aggregate, a value of Twenty Five Thousand and No/100 Dollars ($25,000.00) or greater, or increased any Liability of any Seller, except in the ordinary course of the business consistent with past practice;
(c)    amended, terminated or canceled any Contract, other than in the ordinary course of business consistent with past practice;
(d)    failed to use commercially reasonable efforts consistent with past practices so as to preserve the Business intact, to keep available the services of the Personnel and to preserve the goodwill of each of (i) the ten (10) largest customers and suppliers of each of the Sellers as set forth on Schedule 3.12; and (ii) the forty (40) largest borrowers of each of the Sellers in connection with the Floorplan Business as set forth on Schedule 3.13;
(e)    changed any method of accounting, accounting policy or accounting practice, or materially changed any collection of payment practice, including the collection of receivables, inventory control and payment of payables;

(f)    sold, assigned or transferred any asset (except sales of vehicles in the ordinary course of business) or property right used in the Business, or mortgaged, pledged or subjected them to any Lien, except for Liens for current property taxes not yet due and payable;
(g)    sold, assigned, transferred, abandoned or permitted to lapse any Permits which, individually or in the aggregate, are material to the operation of the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets of such Seller, or disclosed any material proprietary confidential information to any Person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets of such Seller;
(h)    made or granted any increase in benefits payable under, or amended or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into any new collective bargaining agreement or Multiemployer Plan;
(i)    conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current Liabilities) and maintained the books and records of the Business other than in the usual and ordinary course of business consistent with past custom and practice;
(j)    made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee or officer of the Business or any Shareholder;
(k)    suffered any loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;
(l)    received notification that any of the ten (10) largest customers or suppliers of each of the Sellers will stop or materially decrease in any respect the rate of business done with the Business;
(m)    entered into any other material transaction relating to the Business, other than in the ordinary course of business consistent with past custom and practice;
(n)    amended such Seller’s Charter Documents or taken any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution;
(o)    committed to any of the foregoing; or
(p)    experienced any Material Adverse Effect.
Section 3.10    Assets. The Assets constitute all of the property and assets which are considered part of the Business and all of the assets necessary to conduct the Business as presently conducted (together with the necessary leases, licenses and other occupancy agreements for the Leased Real Property). The Sellers own good title to all of the Assets free and clear of any and all Liens, other than Permitted Liens. The Sellers have the right to convey, and upon the consummation of the Contemplated Transactions, the Sellers will have conveyed, and the Buyer will be vested with, good and marketable title and interest in and to the Assets being sold by the Sellers hereunder free and clear of any and all Liens, other than Permitted Liens. The Equipment used in the Business is in good operating condition and repair (subject to normal wear and tear) and is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted. Except for interests and rights in property pursuant to any Contract described in Schedule 3.14 and except for property supplied by any customer or supplier in connection with the purchase or sale of products or services from or to such customer or supplier in the ordinary course of business, there is no material tangible personal property owned by any third party which is used by the Sellers in the operation of the Business. Schedule 3.10 lists all Equipment of any kind and description (other than Inventory) owned or leased by the Sellers and having a book value in excess of Five Thousand and No/100 Dollars ($5,000.00).
Section 3.11    Intellectual Property.
(a)        Schedule 3.11 contains a complete and correct list of any and all of the following Proprietary Rights owned by any Seller or used by any Seller in connection with the Business: (i) patents and pending patent applications (including all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof); (ii) trademark and services mark registrations, registration applications, and material unregistered trademarks and service marks; (iii) Internet domain name registrations; (iv) copyright registrations and applications for registration of copyrights; (v) all Software owned by any Seller or used in the operation of the Business; and (vi) registered trade names and corporate names; including, where applicable (i.e., not including unregistered items or third party computer software), the name of the registered owner, date of registration or application and name of registration body where the registration or application was made. All renewal and maintenance fees in respect of the items listed on Schedule 3.11 (if applicable) have been duly paid and all registrations therefor are in full force and are not subject to any challenge, opposition, nullity proceeding or interference or threats to commence same.
(b)    Schedule 3.11 contains a complete and correct list of all license agreements and other rights granted by the Sellers to any third party with respect to any Proprietary Rights of the Sellers (including source code escrow agreements and agreements pursuant to which any third party is engaged, authorized or otherwise has rights to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any of the Proprietary Rights of the Sellers), and license agreements and other rights in any Proprietary Rights granted by any third party to the Sellers (including agreements pursuant to which any Seller is engaged, authorized or otherwise has rights to use, develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any Proprietary Rights of or for any third parties). Schedule 3.11 also sets forth all of the Sellers’ Contracts with providers of hosting, co-location, redundancy or other services used in connection with the Business.

(c)    Except as set forth on Schedule 3.11, the Sellers own and possess all rights, title and interest in and to, or possesses the valid license to use in the manner used in the Business, all of the Proprietary Rights used in or necessary for the operation of the Business as presently conducted (collectively, “Seller Proprietary Rights”), free and clear of any Liens, and all such Proprietary Rights remain in full force and effect. Each item of Proprietary Rights included in the Assets will, immediately subsequent to the Closing, continue to be owned and/or available for use, distribution, sale, resale, license or sublicense by the Sellers on terms which are identical to those pursuant to which the Sellers, immediately prior to the Closing, own and/or have the right to use, distribute, sell, resell, license or sublicense, as applicable, such item.
(d)    Except as set forth Schedule 3.11, to the Knowledge of the Sellers, (i) no claim by any third party contesting the validity, enforceability, use or ownership of any Seller Proprietary Rights has been made, is currently outstanding or is Threatened against any Seller, and there is no reasonable basis for any such claim; (ii) neither the Sellers nor any registered agent of the Sellers have received any notices of, nor are aware of any reasonable basis for an allegation, that the Seller Proprietary Rights (or use or distribution thereof) infringe, misappropriate, violate or conflict with any third party Proprietary Rights; and (iii) there is no unauthorized use, infringement, misappropriation or violation of any Seller Proprietary Rights, including by an employee or former employee of any of the Sellers. No Selling Party has infringed, misappropriated or otherwise violated, in any material respects, and is not infringing, misappropriating or otherwise violating, in any material respects, any Proprietary Rights of any third parties, and the Business as presently conducted by the Sellers does not and will not infringe, misappropriate or conflict with any Proprietary Rights of any third party in any material respects.
(e)    All Software, computer hardware, databases, information technology services and networks used or relied upon by any Seller in the operation of the Business (collectively, the “Computer System“) are reasonably adequate for the operation of the Business as currently conducted. The Sellers have arranged for disaster recovery and/or back-up data processing services that are reasonably adequate to meet its data processing needs in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster, and is tested at least on an annual basis. The Computer System performs substantially in accordance with the documentation related thereto, and the Sellers have not suffered (i) any failures, errors or breakdowns in the Computer System within the past twelve (12) months that have caused any substantial disruption or interruption in its business; or (ii) any unauthorized breaches of the security thereof.
(f)    To the Knowledge of the Sellers, no Software used or relied upon by any Seller in the operation of the Business contains any back door, time bomb, Trojan horse, worm, drop dead device, or virus (as such terms are used in the computer software industry), or any other Software or hardware components designed to permit unauthorized access to, or to disable or damage, any computer system, Software, hardware, or data, or to perform any similar function. Except as set forth on Schedule 3.11, Software owned by any Seller and used in the conduct of the Business does not, to the Knowledge of the Sellers, contain any open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, the GNU Lesser General Public License, BSD License, Apache or Open LDAP Public License)

(said open source or public library software is herein, collectively, “Open Source Software“, and all licenses under which such Open Source Software is used is herein, collectively, the “Open Source Licenses“). Except as set forth on Schedule 3.11, to the Knowledge of the Sellers, (i) the Sellers have complied with all of the requirements of the Open Source Licenses, including, but not limited to, all notice requirements of the Open Source Licenses, (ii) none of the Open Source Software used by any Seller in the conduct of the Business has been modified by the Sellers, and (iii) the Sellers are not required to provide any proprietary code to any party pursuant to any of the Open Source Licenses or as a result of using any of the Open Source Software.
(g)    All Proprietary Rights owned by the Sellers were developed, created and designed by employees of one of the Sellers acting within the scope of their employment or by consultants or contractors who have assigned all of their right, title and interest in and to such owned Proprietary Rights to one of the Sellers pursuant to agreements listed on Schedule 3.11. Except as listed on Schedule 3.11, to the Knowledge of the Sellers, no government funding or university or college facilities were used in the development of any Software owned by any Seller.
(h)    Sellers’ privacy and security policies as posted on any website of the Sellers (“Sellers’ Websites”), applicable to use of information collected on or from use of such Sellers’ Websites (“Privacy Policies”) is set forth on Schedule 3.11. Except as set forth on Schedule 3.11, to the Knowledge of the Sellers, with respect to the Privacy Policies and/or the Computer System:
(i)    the Sellers have collected and used personally identifiable information in compliance with the Privacy Policies;
(ii)    the Sellers have been and currently are in material compliance with all Laws relating to privacy, security, and security breach notification requirements applicable to the Sellers’ Websites and operation of the Business;
(iii)    the execution, delivery and performance of this Agreement complies with and can be effectuated in accordance with the Privacy Policies and with all Laws described in paragraph (ii) above;
(iv)    the Sellers have adopted reasonable measures, including administrative, physical, and technical measures, to protect the confidentiality, security, availability and integrity of personally identifiable information maintained, processed or transmitted by or through the Sellers’ Websites or Computer System; and
(v)    the Sellers have not experienced any breach of security of personally identifiable information maintained, processed or transmitted by the Sellers whether or not such security breach required notice thereof to any Person under any applicable Laws.
Section 3.12    Auction - Customers And Suppliers. Schedule 3.12 sets forth a complete and correct list of each Seller’s (a) ten (10) largest customers by sales volume in the calendar years ended December 31, 2014 and 2015, and (b) ten (10) largest suppliers by dollar volume of purchases from such suppliers in the calendar years ended December 31, 2014 and 2015.  Except as set forth in Schedule 3.12, each Seller maintains good relations with all customers and suppliers listed or required to be listed in Schedule 3.12.  Since January 1, 2015, no Seller has received written, or to the Knowledge of the Sellers, oral, notice to the effect that (i) any customer of the Sellers that generated more than Ten Thousand and No/100 Dollars ($10,000.00) in revenue for the three (3) month period ended December 31, 2015 has terminated or changed in any respect, or notified such Seller of its intent to terminate or change in any respect, its customer relationship with such Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (ii) any material supplier to such Seller has terminated or changed in any respect, or notified such Seller of its intent to terminate or change in any respect, its supplier relationship with such Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
Section 3.13    Floorplan - Borrowers. Schedule 3.13 sets forth a complete and correct list of each Seller’s forty (40) largest borrowers in connection with its Floorplan Business by dollar volume of fees and interest generated in connection with the Floorplan Business in the calendar years ended December 31, 2014 and 2015.  Since January 1, 2015, no Seller has received written, or to the Knowledge of the Sellers, oral, notice to the effect that any borrower of the Sellers that borrowed more than Fifty Thousand and No/100 Dollars ($50,000.00) from any Seller for the three (3) month period ended December 31, 2015 has terminated or changed in any respect, or notified such Seller of its intent to terminate or change in any respect, its borrowing relationship with such Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
Section 3.14    Contracts. With the exception of the Loan Documents which are provided pursuant to Schedule 3.25(a), Schedule 3.14 contains a correct and complete list of every Contract. The Sellers have provided the Buyer with a complete and correct copy of each Contract, including all amendments or other modifications thereto and a written description of any oral Contract. The Sellers have performed all obligations required to be performed by them under each Contract. No Seller is in material breach or default, nor has any event occurred which with the giving of notice or passage of time or both would constitute a breach or default, under any Contract or any other obligation owed by any Seller, either individually or together with such other defaults and no event has occurred which with the giving of notice or the passage of time or both would constitute a material breach or default by any other party to any such Contract or obligation. Each Contract is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any Threatened claims, charges, set off or defenses. Except as set forth on Schedule 3.14, all of the Contracts are freely transferable.
Section 3.15    Litigation. Except as set forth in Schedule 3.15, there is no Proceeding or Order pending or Threatened against any Selling Party (or pending or Threatened against any of the current or former officers, directors or employees of the Sellers) with respect to the Business or the Assets before any Governmental Authority; nor is there any reasonable basis for any such Proceeding. No Selling Party, in connection with, or relating to, the Assets or the Business, (a) is subject to any Order; (b) has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed from a legal standpoint, to any Liability which may be material to the Business; and (c) is engaged in any legal action to recover monies due any Seller or for damages sustained by any such Seller. Schedule 3.15 sets forth a complete and correct list and description of all Proceedings relating to or involving all or any portion of the Assets, the Assumed Liabilities or the Business of the Sellers, any of the current or former officers or employees of the Sellers relating to their service as officers or employees of the Sellers, that have been resolved in the past five (5) years
Section 3.16    Compliance with Applicable Laws. Except as set forth on Schedule 3.16, no Seller is, or at any time in the five (5) years prior to the date hereof has been, in violation of, in any material respects, any Law in connection with the conduct, ownership, use, occupancy or operation of the Business or the Assets, including, but not limited to, the classification of employees and independent contractors, nor has any Selling Party received notice (written or oral) of any such violation.

Section 3.17    Licenses and Permits. Except as set forth in Schedule 3.17, each Seller holds, and, as of the Closing, the Buyer will hold, all Permits necessary for the current conduct, ownership, use, occupancy or operation of the Business or the Assets, complete and correct copies of which have previously been furnished to the Buyer. Each Seller is, and at all times in the five (5) years prior to the date hereof has been, in compliance in all respects with such Permits and approvals, all of which are in full force and effect, and no Selling Party has received any notices (written or oral) to the contrary.
Section 3.18    Real Property.
(a)    Owned Real Property. Except as set forth on Schedule 3.18(a), the Sellers have not and do not own, nor have they agreed or have an option to purchase or sell, or are they obligated to purchase or sell, any real property.
(b)    Real Property. Schedule 3.18(b) sets forth a correct and complete list of all of the locations (city and state) and addresses of the real property leased by or provided to any Seller for use in the operation of the Business (collectively, the “Leased Real Property“). With respect to the Real Property:
(i)    Existing Real Property Leases. Schedule 3.18(b) sets forth a correct and complete list of the written leases, licenses and other use agreements pursuant to which the Sellers lease, license, occupy or use the Leased Real Property (the “Existing Real Property Leases”). Other than the Existing Real Property Leases, no Seller is a party to and is not otherwise bound by any real property leases, licenses or other occupancy agreements, whether as lessee, sublessee, licensee, lessor, sublessor, licensor or any other party. No Seller is a party to and is not otherwise bound by any oral leases, licenses or other agreements with respect to the use or occupancy of the Leased Real Property or any other real property. No Seller nor any other party to the Existing Real Property Leases are in default under the terms of the Existing Real Property Leases; and each Existing Real Property Lease is in full force and effect and is valid, binding and enforceable against the Seller that is party to such Existing Real Property Lease and the other parties to such Existing Real

Property Lease in accordance with its terms. The Sellers have previously delivered to the Buyer complete and correct copies of the Existing Real Property Leases, including all exhibits, amendments and modifications thereto. None of the Existing Real Property Leases have been assigned, transferred, conveyed, mortgaged, deeded in trust, pledged or encumbered, in whole or in part, by any Seller and no subleases have been entered into relating to any of the Existing Real Property Leases or the Leased Real Property. No Seller has any past due obligation as the lessee under any of the Existing Real Property Leases.
(ii)    Assets Located on the Property. As of the Closing Date, all of the Assets will be located on the Real Property and no other real property shall be necessary for the operation of the Business.
(iii)    No Defaults. No Seller, as tenant under any Existing Real Property Lease, nor any of the lessors under the Existing Real Property Leases (the “Lessors“), is in default under any Existing Real Property Lease, nor does there exist any condition which, with the passage of time or the giving of notice, would constitute a breach or default under or permit termination, modification or acceleration under, the Existing Real Property Leases. The Lessors have made no claim of breach or default by any Seller, as tenant under the Existing Real Property Leases. The Sellers shall promptly deliver, or cause to be delivered, to the Buyer copies of any notices or other written communication hereafter received by any Seller from the Lessors relating to the Existing Real Property Leases.
(iv)    Binding Obligations. The Assumed Real Property Leases: (A) are legal, valid, binding, enforceable and in full force and effect; (B) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following assignment to the Buyer at the Closing; (C) no party to any of the Assumed Real Property Leases has repudiated any provision thereof; (D) there are no disputes, oral agreements or forbearance programs in effect with respect to the Assumed Real Property Leases; (E) have not been modified in any respect, except to the extent such modifications are set forth in the copies of the Existing Real Property Leases delivered to the Buyer; and (F) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, pledged or encumbered any interest in the Assumed Real Property Leases.
(v)    Tenant Improvement Work; Commissions. Any and all work to be performed by the Lessors or any Seller under the Existing Real Property Leases has been completed lien free, in accordance with all Laws, and the Sellers and/or the Lessors have fully paid for the work. There are no outstanding and unpaid leasing commissions due to any broker and no leasing commissions that may accrue to any broker under any agreement relating to the extension of any lease term from or the exercise of any option relative to the Leased Real Property.
(vi)    Rent/Rent Concessions. The rent set forth in the Assumed Real Property Leases is the actual rent being paid by such Seller thereunder, and there are no separate agreements or undertakings with respect to the rent due under the Assumed Real Property Leases. There are no unexpired rent concessions under the Assumed Real Property Leases.

(vii)    Interference with Use of the Real Property. To the Knowledge of the Sellers, there are no matters affecting the Real Property that could reasonably be expected to curtail or interfere with the use of any of the Real Property for the purpose of operating the Business.
(viii)    Zoning and Land Use Restrictions. Except as set forth in Schedule 3.18(b)(viii), the Real Property is zoned in a manner which permits its present use and the operating of the Business. There are no pending or Threatened requests, applications or Proceedings to alter or restrict the zoning or other use restrictions applicable to any of the Real Property. No Selling Party has received any written notice from any Governmental Authority regarding zoning, building, fire, water, use, health, environmental, ordinance, code or regulatory violations issued with respect to any of the Real Property, and, to the Knowledge of the Sellers, no such violations exist. Except as set forth on Schedule 3.18(b)(viii), the buildings, improvements and fixtures upon the Real Property are permitted, conforming structures under applicable zoning, subdivision and building Laws, and the present uses of such buildings, improvements and fixtures by the Sellers is permitted, conforming uses under such zoning, subdivision and building laws and ordinances. The Real Property includes all rights to facilities necessary to ensure compliance with all zoning, building, health, fire, water, use or similar Laws. No charges or violations have been filed, served, made upon or against any Seller or Threatened against or relating to the Real Property or any of the Sellers’ operations conducted thereon as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning, subdivision and building Laws or restrictive covenants (including, without limitation, those relating to health, safety or environmental protection) caused by any Seller.
(ix)    Condemnation. Except as set forth in Schedule 3.18(b)(ix), there is no pending or, to the Knowledge of the Sellers, Threatened: (A) condemnation or eminent domain proceeding against any part of the Real Property or redevelopment of any part of the Real Property by any Governmental Authority; (B) special assessment against the Real Property; or (C) action against any Seller for breach of any restrictive covenant affecting the Real Property.
(x)    Utilities. The Real Property is supplied with utilities and other services necessary for its operation, and all such services are adequate to conduct the Business and are located and maintained in accordance with all Laws applicable to the Sellers or the Real Property. To the Knowledge of the Sellers, no fact or condition exists which would result in the termination or impairment of access to the Real Property from adjoining public or private streets or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.
(xi)    Condition. Except as set forth on Schedule 3.18(b)(xi) to the Knowledge of the Sellers, the roofs and foundations of the improvements located on the Real Property are free from leaks and seepage, there are no known structural defects, and the buildings, improvements, structures, fixtures, equipment, computer hardware and Software and other tangible personal property owned, leased or used by the Sellers, including, without limitation, heating and cooling equipment, ventilation, mechanical, electrical sprinkler and air conditioning equipment, and the plumbing, electrical and other mechanical systems in such improvements have been properly maintained, are (and at Closing will be) in good operating condition and repair and reasonably fit for the purposes for which they are being used.
(xii)    Mechanics’ Liens. To the Knowledge of the Sellers, no labor, material or services have been furnished by or at the direction of any Selling Party on or about the Real Property or any part thereof, as a result of which any mechanic’s, laborer’s or materialmen’s liens or claims thereof might arise.
(xiii)    Options, Etc. There are no purchase contracts, leases, subleases, licenses, concessions, rights of first refusal, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, whereby any Person or Governmental Authority other than the Sellers has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Real Property. No Seller has any interest in, or any right or obligation to acquire any interest in, any other real property.
(xiv)    Possession. Sellers enjoy peaceful and undisturbed possession of the Real Property.
(xv)    Access. The Real Property has full and free access to and from public streets or roads, or via recorded perpetual non-exclusive easements for ingress and egress.
(xvi)    Unrecorded Easements. To the Knowledge of Sellers, there are no unrecorded easements or other use or occupancy rights that encumber the Real Property.
(xvii)    Title. The Sellers have good and marketable fee simple title to the Owned Real Property, and, assuming good title in the Affiliate Owners, a valid leasehold interest in the Leased Real Property, in each case free and clear of all Encumbrances, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Real Property) except for Encumbrances listed or described on the Title Commitments or the Surveys.
Section 3.19    Health, Safety and Environment. Except as set forth on Schedule 3.19, each Seller has complied and is in compliance in all material respects with all applicable Laws and common law relating to public health and safety, worker health and safety, and pollution, Hazardous Materials, and protection of natural resources or the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and Sellers possess all required Permits, and have filed all notices or applications, required thereby.
(a)    Hazardous Materials. Except as set forth on Schedule 3.19(a):  (i) to the Knowledge of the Sellers, there are no Hazardous Materials in or under the Real Property in violation of Environmental and Safety Requirements; (ii) no Seller has generated, handled, arranged for the disposal of or released any Hazardous Materials except as authorized pursuant to Environmental and Safety Requirements; (iii) no Seller has exposed any employee or any other individual to any Hazardous Materials at levels above applicable OSHA permissible exposure limits; and (iv) no Seller uses or is otherwise responsible for any underground storage tanks at any of the Real Property.
(b)    No Actions or Proceedings. No Seller has been subject to, or received any written notice of any claim, alleged claim, violation or alleged violation of or Liability under any Environmental and Safety Requirement. Nor has any Seller been subject to, or received any written notice of any private, administrative or judicial action, or any written notice of any intended private, administrative, or judicial action relating to any actual or potential violation or failure to comply with any Environmental and Safety Requirement or the presence or alleged presence of Hazardous Materials in, under or upon the Real Property, any offsite disposal facility or location, or any other location, and (i) to the Knowledge of the Sellers, there is no reasonable basis for any such notice or action; and (ii) there are no pending or Threatened Proceedings (or notices of potential Proceedings) from any Governmental Authority or any other Person regarding any matter relating to Hazardous Materials, health, safety or protection of the environment.
(c)    No Liabilities. To the Knowledge of the Sellers, no Seller has any Liability under any Environmental and Safety Requirement, including without limitation, any Liability with respect to the Real Property or, with respect to any other properties or assets (whether real, personal or mixed) in which such Seller has or had an interest, or at any property geologically or hydrologically adjoining any Real Property or any such other property or assets.
(d)    Encumbrances or Liens. There are no pending or Threatened Liens of any nature, resulting from, or arising under or pursuant to any Environmental and Safety Requirement, with respect to or affecting any Real Property or any other properties or assets (whether real, personal or mixed) in which any Seller has or had an interest.
(e)    Other Conditions. To the Knowledge of the Sellers, no facts, events, circumstances, practices, incidents, acts, omissions, or conditions with respect to Real Property or the past or present operations or facilities of any Seller or the Business exist which would or could reasonably be expected to (i) materially interfere with or prevent continued compliance with any Environmental and Safety Requirement, (ii) materially interfere with or prevent the continued operation of the Business on the Real Property in compliance with all Environmental and Safety Requirements, or (iii) give rise to any material common law or statutory Liability or otherwise form the basis of any Proceeding, obligation, investigation or claim against or involving any Seller or the Business under any indemnity or other agreement, any Environmental and Safety Requirement or the common law, including, without limitation, Liability for cleanup costs, personal injury (including, but not limited to, death) or property damage.
(f)    Environmental Reports and Permits. Sellers have made available for inspection to the Buyer correct and complete copies of all documents pertaining to environmental matters pertaining to the Real Property, the Sellers or the Business, including but not limited to, environmental Permits, reports, audits and environmental assessments of the Real Property and any facility owned, leased, used, or otherwise in the possession or control of such Seller at any time. Except as set forth in Schedule 3.19(f), Sellers possess all Permits issued pursuant to, or required by, Environmental and Safety Requirements for the Sellers’ activities at or pertaining to the Real Property.
Section 3.20    Taxes. Each Seller (which for purposes of this Section 3.20 shall include the Shareholders with respect to their respective share of the income, gains and losses of any Seller) has timely filed all of its Tax Returns that were required to be filed (taking into account any extension of time to file properly granted or obtained by such Seller). All such Tax Returns were correct and complete in all material respects. All Taxes owed by each Seller (whether or not shown to be payable on such Tax Returns) have been timely paid. Each Seller has complied with any applicable sales tax laws and has collected any sales tax required to be collected with their auctions on or prior to the Closing Date. Each Seller has properly and timely filed any and all Forms 8300 (Report of Cash Payments Over Ten Thousand and No/100 Dollars ($10,000.00) Received in a Trade or Business) required to be filed by such Seller in connection with the Business. With respect to each Seller, no claim has ever been made by any Governmental Authority in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the Assets, except for Liens for Taxes not yet due and payable or which are being contested in good faith in appropriate Proceedings, which contests are set forth on Schedule 3.20. No Seller is under any tax audit from any tax jurisdiction. Each Seller has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractors, creditor, equityholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been completely and timely filed. No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax or deficiency. No Seller has any Liability for the Taxes of another Person as a transferee or successor, by contract or otherwise. The classification of each of the Sellers for federal income tax purposes at all times is reflected on Schedule 3.20.
Section 3.21    Employee Matters.
(a)    No Seller is a party to any collective bargaining agreements or union contracts with respect to employees and no collective bargaining agreements are being negotiated by any Seller. To the Knowledge of the Sellers, there is no union-organizing effort, representation proceeding, arbitration proceeding, strike, picket, work stoppage, work slowdown or other organized labor dispute against any Seller pending or Threatened or reasonably anticipated which may materially interfere with the respective business activities of such Seller, and there is no labor organization or group of employees that has made a demand for recognition that is currently pending. To the Knowledge of the Sellers, no Seller or any of such Seller’s representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of such Seller. Except as set forth on Schedule 3.21(a), there are no pending or Threatened Proceedings, suits, complaints, charges, claims, labor disputes, or grievances relating to any labor, safety, wage, discrimination, retaliation, or other employment matter involving any employee (including temporary and leased employees) or independent contractor, including, without limitation, charges of unfair labor practices or discrimination, which would reasonably be expected to have a Material Adverse Effect on the respective Seller.

(b)    Except as set forth on Schedule 3.21(b), each Seller is, and for the last five (5) years has remained, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including but not limited to Laws respecting terms and conditions of employment, employee safety, wages and hours, leaves of absence, meal and rest breaks, work eligibility status of employees, classification of workers, requirements of the Office of Federal Contract Compliance, and the payment of payroll, social security, and other taxes. To the Knowledge of the Sellers, no Seller or any of its representatives or employees has committed any unlawful employment practice in connection with the operation of the Business. No Seller is subject to any Order relating to any employment practices, employees (including temporary or leased employees) or independent contractors.
(c)    Set forth in Schedule 3.21(c) is a correct and complete list as of the date hereof containing: (i) the names, hire dates, current base compensation rates, employee benefits, fringe benefits, and any other compensation (including, without limitation, any bonus, severance or change-in-control payments), amount of accrued sick time and accrued vacation time, job titles, and locations of all individuals presently employed by each Seller on a salaried basis (including temporary and leased employees); (ii) the names, hire dates, current base compensation rates, employee benefits, fringe benefits, and any other compensation (including, without limitation, any bonus, severance or change-in-control payments), amount of accrued sick time and accrued vacation time, job titles, and locations of all individuals presently employed by each Seller on an hourly or piecework basis (including temporary and leased employees); (iii) the names and total annual compensation for all independent contractors or consultants who render services on a regular basis to any Seller whose current annual compensation is in excess of Fifty Thousand and No/100 Dollars ($50,000.00); and (iv) all other Persons whose employment, independent contractor, or consulting relationship with any Seller has been terminated since January 1, 2015. Sellers have also provided or made available a true and complete list as of the date hereof setting forth the names of all individuals receiving aggregate annual compensation from any Seller of more than Fifty Thousand and No/100 Dollars ($50,000.00) who have received any bonus or increase in compensation since January 1, 2015 and the amount of such bonus or increase in compensation.
(d)    Set forth in Schedule 3.21(d) is a true and complete list as of the date hereof containing all employee benefits, other fringe benefits, and any other compensation provided by any Seller to the officers and directors of such Seller, other than the employee benefits, other fringe benefits, and other compensation provided to all employees of such Seller.
(e)    Except as set forth on Schedule 3.21(e), each present officer, director, employee (including temporary or leased employees), and independent contractor of each Seller who has had access to confidential or proprietary information of any Seller has duly executed or is subject to a non-disclosure agreement or similar agreement (“Confidentiality Agreement” ) with such Seller (as part of such Person’s employment agreement or otherwise) restricting the ability of such Person to disclose such information or otherwise utilize such information to the detriment of such Seller and its business. Except as set forth on Schedule 3.21(e), to the Knowledge of the Sellers, no past or present officers, directors, employees (including temporary or leased employees), or independent contractors are in violation of the terms of the aforesaid Confidentiality Agreement or of any other obligation relating to the use of confidential or proprietary information of any Seller

(including, without limitation, non-solicitation and non-competition agreements). Each such Confidentiality Agreement remains in full force and effect.
Section 3.22    Workers’ Compensation. Schedule 3.22 sets forth all Liabilities and duties relating to any claims by employees or former employees (including dependents and spouses) of any Seller (or predecessors) made since December 31, 2010, the extent of any specific accrual on, or reserve therefore, set forth on the Financial Statements, for (a) costs, expenses and other Liabilities under any workers compensation Laws or programs and (b) any other medical costs and expenses. Except as set forth on Schedule 3.22, to the Knowledge of the Sellers, no claims, injuries, facts, events or conditions exist which would give rise to a claim (individually or in the aggregate) by employees or former employees (including dependents and spouses) of any Seller under any Employee Benefit Plans that comply with workers compensation Laws or programs or that provide for any other medical costs and expenses or under any workers compensation Laws, requirements or programs.
Section 3.23    Employee Benefit Plans.
(a)    Except as set forth in Schedule 3.23(a), no Selling Party has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights, or otherwise has any liability (contingent or otherwise) under or with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Multiemployer Plan, pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or other plan or trust providing for or funding of the welfare of any of the employees or former employees or beneficiaries thereof of a Selling Party, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), severance, salary reduction agreement, change-of-control agreement, employment agreement, independent contractor agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a collective bargaining agreement (collectively, “Employee Benefit Plans”).
(b)    With respect to each Employee Benefit Plan, the Selling Parties have provided the Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three most recent annual reports (IRS Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (iii) the most recent determination letter, if any, received from the Internal Revenue Service.
(c)    To the Knowledge of the Sellers, each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable Law.
(d)    To the Knowledge of the Sellers, with respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been made or properly accrued and all required reports with respect to each Employee Benefit Plan have been timely and accurately filed with the Internal Revenue Service, the United States Department of Labor and the Pension Benefit Guaranty Corporation and, as appropriate, provided to participants in such Employee Benefit Plan.
(e)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.
(f)    Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA“) has been administered in compliance with such requirements. No Employee Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of a Selling Party other than as required pursuant to COBRA or applicable state law.
(g)    No Employee Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “defined benefit plan” (as defined in Section 3(35) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), a Multiemployer Plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code.
(h)    No Selling Party or any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, Selling Party or any officer, director or employee of any Seller to any material liability or any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
(i)    No Selling Party has any liability (or potential liability) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any trade, business or entity other than a Selling Party.
(j)    The transactions contemplated by this Agreement are not transactions to evade or avoid liability (as described in Section 4069(a) or 4212(c) of ERISA).

Section 3.24    Insurance. Schedule 3.24 lists and describes all of the insurance policies of each Seller in effect and all insurance policies maintained by each Seller during the past three (3) years with respect to the Business and the Assets, and all outstanding claims against such insurance policies. Except as set forth on Schedule 3.24, all insurance policies are in effect, and no Selling Party has received notice of cancellation or termination of any insurance policy in effect or within the past five (5) years. To the Knowledge of the Sellers, all insurance policies are issued by an insurer that is financially sound and reputable and provide adequate insurance coverage for the assets and operations of the Sellers for risks customarily insured against by a Person engaged in similar businesses as the Sellers.
Section 3.25    Floorplan Loan Portfolio.
(a)    Schedule 3.25(a) is a correct and complete list of every Loan Document. The Sellers are the sole legal and beneficial owners of the Loan Documents, Loan Files and Related Rights. The Sellers have good and marketable title thereto, and the Sellers are transferring the Loan Documents, Loan Files and Related Rights to the Buyer free and clear of any Adverse Claims. From and after the Closing Date, the Sellers shall have no right, title or interest in any Loan Documents, Loan Files (or any extensions of credit made thereunder by the Buyer or any of its Affiliates on or after the Closing Date) or any Related Rights in each case purchased by the Buyer hereunder. The Loan Documents, Loan Files and Related Rights are freely assignable by the Sellers to the Buyer and its Affiliates, without consents, conditions, or restrictions.
(b)    The Sellers have not sold, assigned, granted a participation in, or otherwise transferred any right or interest in or to any Loan Documents, Loan Files or Related Rights, and have not pledged any Loan Documents, Loan Files or Related Rights as collateral for any debt or other purpose.
(c)     All Loan Documents and Loan Files were originated by the Sellers. The Loan Documents and Loan Files have been entered into and thereafter administered in compliance with, and the Sellers, the Loan Documents, Loan Files and the Related Rights are in compliance with, in each case, the requirements of all applicable laws, rules and regulations related thereto, including, without limitation, any laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy. The Sellers obtained, and thereafter maintained, all licenses, Permits, franchises or other governmental authorizations necessary to the due execution, delivery and performance of the Loan Documents and Loan Files and the making, administration and ownership of all extensions of credit thereunder and Related Rights. Except as set forth in Schedule 3.25(c), the Sellers have complied with all license requirements in each state in which they are required to be specifically registered or licensed as a lender, originator or servicer of any Loan Documents, Loan Files and the Related Rights.

(d)     Except as set forth in Schedule 3.25(d), all obligations, liabilities and indebtedness of the Obligors under the Loan Documents and Loan Files, whether now existing or hereafter arising, are secured by a first priority perfected security interest in the vehicles financed thereby, in the Collateral and additional Collateral for such obligations, liabilities and indebtedness, and in any other Collateral securing such obligations, liabilities and indebtedness and each Loan File perfects a security interest so that future loans/advances will be collateralized by a first perfected security interest in the vehicle(s) financed. The Sellers hold physical possession of the certificate of title or certificate of origin with respect to each vehicle financed under each Loan Document and Loan File.

(e) The Sellers have not entered into any written agreement that subordinates any obligations, liabilities or indebtedness under the Loan Documents, whether now existing or hereafter arising, any Collateral in the Loan File or any guarantees thereof to any other indebtedness of the applicable Obligors or the applicable guarantors thereof, that releases all or any guarantees, or that releases all or any portion of the Collateral recited in the Loan Documents or otherwise or any guarantees thereof.

(f)    As of the date hereof, the Sellers have provided, and as of the Closing Date the Sellers will have provided, the Buyer with a true, correct and complete copy of each Loan File and each Loan File for each dealer contains guaranties of all the dealer’s shareholders, partners, members and/or owners, a floorplan loan agreement, an agreement to pay, all documentation required for attachment and perfection of a first perfected security interest in the Collateral, credit applications of all applicable guarantors and sole proprietors, power of attorney, a certificate of insurance evidencing current insurance and noting that such applicable Seller is loss payee, copies of dealer’s vehicle license, purchase money security interest notifications and receipts of delivery, copies of current and valid UCC filings, corporate resolutions as applicable, drivers licenses and copies of dealer bonds and certificates of titles for each vehicle financed. All financing transactions in respect of the Floorplan Business arise under the Sellers’ standard form Loan Documents which the Sellers have provided the Buyer. All of the signatures on the Loan Documents in the Loan File are genuine. All information about the Obligors or any guarantors included in the applicable Loan File is true and accurate in all material respects. The Sellers have not entered into any written agreement with any Obligor or any guarantor that amends, consents to any deviations from, or otherwise modifies the agreements, documents or instruments comprising the Loan File except as set forth in Schedule 3.25(f) and Section 5.11.
(g)    The Sellers have not entered into any written agreement with any Obligor or guarantor that forgives or waives any principal, interest or fees owing by such Obligor or guarantor under the Loan Documents.
(h)    Except as set forth on Schedule 3.25(h), no default or breach of the Loan Documents has occurred and is continuing as of the date hereof. The Sellers have not issued any default notices to any Obligors or guarantors under the Loan Documents and the Sellers have not entered into any waiver, forbearance, modification or similar agreement in connection with any default or other breach of the Loan Documents other than as set forth on Schedule 3.25(h).

(i)    The Sellers and all other parties to each Loan Document have, full capacity to enter into such Loan Document and the execution of each Loan Document has been duly authorized, executed and delivered by the parties thereto and by all necessary corporate, Governmental Authority or Person, and is in full force and effect. Each Loan Document, Loan File and Related Right represents a legal, valid and binding obligation of the related Obligor or guarantor, enforceable against such Obligor or guarantor, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Each Obligor’s obligation to perform under the Loan Documents is absolute and unconditional, to the Knowledge of the Sellers,  is not subject to any abatement, deduction, set-off, defense, counterclaim, interruption, deferment, recoupment, for any reason whatsoever, and the Sellers’ have not received any notice that any Obligor’s obligations thereunder are subject to any abatement, deduction, set-off, defense, counterclaim, interruption, deferment, recoupment, for any reason whatsoever. No Obligor or guarantor under the Loan Documents is subject to or restricted by any receivership, insolvency, liquidation, winding up, reorganization or bankruptcy proceeding, and, no Obligor or guarantor under the Loan Documents has admitted in writing its inability to pay its debts generally or made an assignment for the benefit of creditors or has sought the entry of an order for relief relating to any of the foregoing or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.
(j)    There is no action, suit, proceeding, arbitration or regulatory or governmental investigation pending or Threatened, before or by any court, regulatory body, administrative agency, arbitration panel or other tribunal or governmental instrumentality, in each case relating to or in connection with, or where the subject matter thereof involves, the Loan Documents or Related Rights, whether instituted by the Sellers, any Obligor, any guarantor under the Loan Documents, any Governmental Authority, or any other Person. No amounts owing under the Loan Documents, whether now existing or hereafter arising, is subject to any defense, counterclaim, offset, right of rescission or dispute, and no Obligor and no guarantor under the Loan Documents has asserted any defense, counterclaim, offset, right of rescission or dispute with respect to any amounts owing under the Loan Documents, whether now existing or hereafter arising.
(k)     Each Obligor is (i) an automobile or other motor vehicle dealer (whether new, used or wholesale), (ii) a resident of the United States of America, and (iii) not a national, state or local government or governmental subdivision or agency. The proceeds of each extension of credit under the Loan Documents were used by the applicable Obligor to acquire the vehicles financed thereby.
(l) The outstanding principal balance of all extensions of credit under the Loan Documents as of January 31, 2016 is $27,642,874.07 and the amount of accrued and unpaid interest thereon as of January 31, 2016 is $120,703.26, and all such amounts remain owing by the applicable Obligors.

(m) Each extension of credit under the Loan Documents (i) has, except as set forth in Schedule 3.25(m), been outstanding for 180 days or less, (ii) is for no more than $2,000,000.00 in principal amount, and (iii) provides for an interest rate of not less than 4.5% per annum. No Obligor owes more than 15% of the aggregate outstanding principal balance of all extensions of credit under the Loan Documents. Schedule 3.25(m) sets forth Obligors owing more than one percent (1%) of the aggregate outstanding principal balance of all extensions of credit under the Loan Documents.

(n)    Each Loan Document and Loan File was entered into the normal course of business and satisfies all applicable requirements of the Sellers’ credit and collection policies without material deviations therefrom. To the Knowledge of the Sellers, there is nothing of a materially adverse nature which may affect the financial condition or creditworthiness of any Obligor.
(o)    No Seller and, to the Knowledge of the Sellers, no agent of any of the Sellers, has participated in any fraudulent act or omission in connection with any of the Loan Documents and/or Loan Files.
Section 3.26    Affiliate Transactions. Schedule 3.26 sets forth the parties to and the date, nature and amount of each existing agreement and transaction, other than transactions pursuant to employment arrangements, involving the transfer of any cash, property or rights to or from any Selling Party from, to or for the benefit of any Affiliate or former Affiliate of any Seller (“Affiliate Transactions”) and any existing agreements or commitments of any Selling Party to engage in the future in any Affiliate Transactions.
Section 3.27    Books and Records. All the books, records and accounts of each Seller as they relate to the Business (a) are in all material respects correct and complete, (b) are in all material respects in accordance with good business practice and all Laws, (c) applicable to the Business, (d) accurately present and reflect in all material respects all of the transactions described therein and (e) have recorded therein all the properties, assets and Liabilities of such Seller.
Section 3.28    Absence of Certain Business Practices. Within the past five (5) years, no Selling Party, Personnel nor any other Person acting on behalf of any Selling Party has given or agreed to give, directly or indirectly, any gift or similar benefit to any buyer, dealer, supplier, customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist any Selling Party in connection with any actual or proposed transaction relating to the Business), which might reasonably be anticipated to subject any Selling Party to any damage or penalty in any Proceeding or result in a material loss of business or sanction by a supplier of vehicles.
Section 3.29    Disclosure. No representation, warranty or statement made by any Selling Party in this Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to the Buyer in accordance with this Agreement or the other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Except as is otherwise set forth in this Agreement, there is no material fact which has not been disclosed to the Buyer which would have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on the Assets, the Business or any Seller’s ability to consummate the Contemplated Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Selling Parties as follows on the date hereof and as of the Closing Date:

Section 4.1    The Buyer Organization. ADESA is a corporation duly organized, validly existing and in good standing under the State of Delaware. The Buyer has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.
Section 4.2    Authorization. The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Buyer. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery hereof by the Selling Parties, constitute the legal, valid and binding obligation of the Buyer and are enforceable against the Buyer in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.
Section 4.3    No Violation. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the Contemplated Transactions do not and will not:
(a)    result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, Contract, agreement, license or other instrument or obligation of any kind or nature by which the Buyer may be bound or affected;
(b)    violate or conflict with any Laws; or
(c)    violate any provision of the Charter Documents of the Buyer.
Section 4.4    Consents and Approvals. Except for compliance with the HSR Act and except as set forth on Schedule 4.4, no Consent is required to be made or obtained by the Buyer in connection with the Buyer’s authorization, execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the Contemplated Transactions.
Section 4.5    Brokers or Finders. The Buyer has not retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the Contemplated Transactions.
Section 4.6    Disclosure. No representation, warranty or statement made by the Buyer in this Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to the Selling Parties in accordance with this Agreement or the other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V
PRE-CLOSING COVENANTS
Section 5.1    Operation of the Sellers’ Business. At all times prior to the Closing Date, the Selling Parties will:
(a)    conduct the Business only in the ordinary course of business consistent with past custom and practice, including maintaining (i) the Assets in good repair, order and condition, and will not permit any Lien, Encumbrance or any adverse claim of rights of any kind to be placed on the Assets, (ii) the books and records in the usual, regular and ordinary course consistent with past practices, and (iii) all insurance policies presently in effect on the Real Property;
(b)    use their best efforts to preserve intact the current business organization of each Seller, keep available the services of the current officers, employees and agents of each Seller, and maintain the relations and goodwill with customers, suppliers, employees, agents, and others having business relationships with any Seller;
(c)    notify the Buyer of any notifications received by any Seller that any customer or supplier will stop or decrease in any respect the rate of business done with the Business;
(d)    confer with the Buyer concerning operational matters of a material nature; and
(e)    otherwise report periodically to the Buyer concerning the operations and finances of the Business.
Section 5.2    Negative Covenants. At all times prior to the Closing Date, each Selling Party will refrain from each of the following without the prior written consent of the Buyer:
(a)    except in the ordinary course of business consistent with past custom and practice or as required by Law or contractual obligations, (i) increasing in any manner the base compensation of, or entering into any new bonus or incentive agreement or arrangement with, any of its Personnel, (ii) paying or agreeing to pay any additional pension, retirement allowance, bonuses, or other employee benefit to any such Personnel, whether past or present, (iii) entering into any new employment, service, severance, consulting, or other compensation agreement with any existing Personnel, or (iv) modifying the arrangement of any existing Affiliate Transaction or engaging in any new Affiliate Transaction other than the performance of existing commitments;
(b)    cancelling any Indebtedness or waiving any rights having, considered individually and not in the aggregate, a value of Twenty-Five Thousand and No/100 Dollars

($25,000.00) or greater, or increasing any Liability of any Seller, except in the ordinary course of the business consistent with past practice;
(c)    amending, terminating or canceling any Contract, other than in the ordinary course of business consistent with past practice;
(d)    changing any method of accounting, accounting policy or accounting practice, or materially changing any collection of payment practice, including the collection of receivables, inventory control and payment of payables;
(e)    selling, assigning or transferring any asset or property right used in the Business, or mortgaging, pledging or subjecting them to any Lien, except for Liens for current property taxes not yet due and payable;
(f)    selling, assigning, transferring, abandoning or permitting to lapse any Permits which, individually or in the aggregate, are material to the operation of the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets of any Seller, or disclosing any material proprietary confidential information to any Person, granting any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets of any Seller;
(g)    making or granting any increase in benefits payable under, or amending or terminating, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopting any new Employee Benefit Plan or arrangement, or entering into any new collective bargaining agreement or Multiemployer Plan;
(h)    conducting the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current Liabilities) and maintaining the books and records of the Business other than in the usual and ordinary course of business consistent with past custom and practice;
(i)    making any loans or advances to, or guarantees for the benefit of, or entering into any transaction with any employee or officer of the Business, Principals or any Shareholder;
(j)    waiving any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;
(k)    entering into any other material transaction relating to the Business, other than in the ordinary course of business consistent with past custom and practice;
(l)    engaging with any Person in any merger or other business combination, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(m)    amending any Seller’s Charter Documents or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution; or
(n)    entering into any Contract to do or engaging in any of the foregoing.
Notwithstanding anything to the contrary herein, the Buyer acknowledges and agrees that other than the right to consent or withhold consent with respect to the foregoing actions, nothing in this Agreement will give to the Buyer, directly or indirectly, any right to control or direct the operation of any of the Selling Parties prior to the Closing.
Section 5.3    Investigation by the Buyer. Subject to the confidentiality requirements set forth in the Confidentiality and Non-Disclosure Agreement dated October 1, 2015, at all times from the date hereof through and including the Closing or termination of this Agreement in accordance with its terms, the Sellers will give the Buyer and its respective officers, employees, accountants, legal counsel and other representatives reasonable access, during normal business hours, at times mutually agreeable among the parties, to all of the offices, facilities, properties, files, books and records of the Sellers relating to the Business and the Assets and will reasonably provide the Buyer with access to the Sellers’ customers, suppliers and borrowers and to information relating to such customers, suppliers and borrowers. No investigation by, or information furnished to or obtained by, the Buyer or its representatives, whether prior to or following the date of this Agreement, shall modify, limit or otherwise affect the representations and warranties of any Selling Party in this Agreement or any other Transaction Document, or limit the remedies available to the Buyer hereunder.
Section 5.4    Notification. At all times prior to the Closing, the Sellers’ Representative will promptly notify the Buyer in writing if any Selling Party becomes aware of any fact or condition that causes or constitutes or which could constitute a Breach of any representation and warranty of any Selling Party or if any Selling Party becomes aware of the occurrence of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. The Sellers’ Representative will promptly notify the Buyer of the occurrence of any Breach of any covenant of any Selling Party in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely. After the date hereof, the Sellers’ Representative shall give prompt written notice to the Buyer (which notice shall identify the customer, supplier or borrower, as applicable, and the material terms of such notice from customer, supplier borrower) in the event any such customer or supplier listed on Schedule 3.12 or borrower listed on Schedule 3.13 serves notice (whether written or oral) of its intent to cancel, terminate or modify, or Threaten to cancel, terminate or modify, its relationship with any Seller or not to continue such relationship with the Buyer in a manner consistent with its relationship with any Seller.
Section 5.5    Disclosure Supplements. Other than as set forth in this Section 5.5, the Selling Parties may not supplement or amend the Schedules referred to in Article III. With respect to (a) information discovered by any Selling Party which was not in its, his or her possession on the date hereof or (b) claims made, events occurring or circumstances arising after the date hereof which do not arise out of any breach by any Selling Party of its, his or her covenants in this Agreement, the Selling Parties may supplement or amend the Schedules referred to in Article III to include such information, provided that the Sellers’ Representative provides the Buyer with notice of such amendments and supplements in accordance with Section 11.1 no less than three (3) Business Days prior to the Closing Date. For purposes of determining the accuracy of the representations and warranties of any Selling Party contained in Article III in order to determine the fulfillment of the conditions set forth in Section 6.1(a), the Schedules delivered by the Selling Parties shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.
Section 5.6    Non-Negotiation. Each Selling Party agrees that neither it, he or she nor any of its, his or her representatives, agents or employees will, after the date hereof until the earlier of (a) the termination of this Agreement, or (b) the Closing, directly or indirectly, solicit, encourage, or negotiate with any third party (including by way of furnishing any information concerning any Seller) any acquisition proposal relating to or affecting all or any portion of any Seller or the Assets, whether by purchase of assets or equity, merger or other transaction, and that the Sellers’ Representative will promptly advise the Buyer of the terms of any communications that any Selling Party may receive or become aware of relating to any bid for all or any part of any Seller or the Assets. Each Selling Party is responsible for the conduct of such Selling Party’s officers, directors, employees and representatives in complying with this Section 5.6.
Section 5.7    HSR Act Filings. The Buyer and each Seller shall (a) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or any applicable Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (“FTC“), the Antitrust Division of the Department of Justice (the “Antitrust Division“) or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to the Contemplated Transactions. All filing fees assessed by the FTC, the Antitrust Division, or otherwise payable pursuant to the HSR Act in connection with this Agreement or the Contemplated Transactions shall be paid by the Buyer and any such payments shall not offset the Purchase Price, decrease the amount of Assumed Liabilities, or otherwise be subject herein to recoupment against any of the Selling Parties. Each party shall furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions. Each Seller shall promptly inform the Buyer of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding the antitrust aspects of the Contemplated Transactions. No Seller shall independently participate in any substantive meeting or discussion, either in person or by telephone, with a Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the Buyer prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. The Buyer and each Seller shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Contemplated Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”); provided, however, the Buyer shall control, lead and have final and ultimate authority with respect to any strategy and communications with respect to any investigation, inquiry or litigation of any of the FTC, Antitrust Division or other Governmental Authority under any of the Antitrust Laws with respect to the Contemplated Transactions and, provided further, that the Parties hereto agree that “reasonable best efforts” shall not require the Buyer or any of the Sellers, in order to consummate the Contemplated Transactions, to (i) litigate or participate in the litigation of any Proceeding involving the FTC, Antitrust Division or other Governmental Authority; (ii) propose, negotiate, effect or agree to the sale, divestiture, license or disposition of any assets, businesses, products, or operations; or (iii) accept any consent decree.
Section 5.8    Financing. Prior to the Closing, the Sellers shall use their reasonable best efforts to provide in a timely manner to the Buyer or its Financing Sources, and shall use their reasonable best efforts to cause their senior management and representatives, including legal and accounting representatives, to provide to the Buyer, in each case at the Buyer’s sole expense, all cooperation reasonably requested by the Buyer or its Financing Sources that is necessary in connection with the arrangement of any financing to be obtained by the Buyer in connection with any debt financing that the Buyer may elect to pursue in connection with the transactions contemplated by this Agreement (the “Financing“), including (a) furnishing the Buyer and its Financing Sources as promptly as practicable with financial and other pertinent information regarding the Sellers as may be reasonably requested by the Buyer or its Financing Sources and that is customary for financings similar to the Financing; (b) participating in a reasonable number of meetings in connection with the Financing; (c) delivery of customary authorization letters, confirmations and undertakings; (d) preparation and delivery as promptly as practicable to the Buyer and its Financing Sources of the information and deliverables required in connection with the Financing; (e) requesting that their independent accountants cooperate with the Financing; and (f) facilitating the pledging of collateral (including obtaining any payoff letters and other cooperation in connection with the repayment or requirement of existing indebtedness and the release and termination of any and all related Liens); provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Sellers. The Sellers shall not be required to take any action that would subject them to actual or potential liability, to bear any cost or expense (other than reasonable out-of-pocket costs) or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Closing Date.

Section 5.9    Title and Survey. Prior to the date of this Agreement, the Buyer has obtained from First American Title Insurance Company (the “Title Company”), at the Sellers’ sole cost and expense, a commitment for a standard owner’s or leasehold (as applicable) policy of title insurance to be issued in the name of the Buyer as owner or tenant (as applicable) in the amounts determined by the Buyer, along with a copy of each instrument listed as an exception thereon (collectively, the “Title Commitments”) for each parcel of Real Property. The Buyer may also elect to obtain a new survey of each parcel of Real Property prepared by a licensed surveyor to comply with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” adopted in 2011 including the Table A items required by the Buyer (each, a “Survey“). Notwithstanding anything to the contrary herein contained, the Sellers covenant and agree that at or prior to the Closing, the Sellers shall (a) pay in full and cause to be canceled and discharged all monetary liens, including, without limitation, real and personal property taxes assessed on the Owned Real Property and mechanics’ and contractors’ liens, which encumber the Owned Real Property as of the date of the Closing; (b) cause to be released any loan security documents which encumber the Owned Real Property; and (c) cause to be released and removed any and all Title Exceptions with respect to the Real Property which are not Permitted Exceptions.
Section 5.10    AF License Agreement. Prior to the Closing, the Sellers shall enter into a license agreement with Auction Frontier LLC (the “AF License Agreement”), in a form and substance reasonably satisfactory to the Buyer, which license shall (a) give the Sellers the right to use the Velocicast software and related technology, and (b) give the Sellers the right to assign their rights under the license agreement to the Buyer.
Section 5.11    Pre-Closing Loan Deficiencies. Prior to the Closing, the Sellers shall use commercially reasonable efforts,  to (a) cure all (i) of the deficiencies set forth on Schedule 5.11 in connection with the Floorplan Loan Assets, and (ii) any material deficiencies that are subsequently identified in the Loan Documents and Loan Files after the date hereof, and (b) provide evidence of such cure as may be requested. All costs and expenses incurred by the Sellers in curing such deficiencies shall be borne by the Sellers. Any deficiencies in the Loan Documents and Loan Files, whether discovered on, or prior to, or after the date hereof, shall not modify, limit or otherwise affect the representations and warranties of the Selling Parties in this Agreement or any other Transaction Document or limit the remedies of the Buyer hereunder. In addition, (a) the Buyer shall have no Liability whatsoever if any deficiencies in the Loan Documents or Loan Files are not identified, and (b) the failure to identify such deficiencies in the Loan Documents or Loan Files shall not  in any way modify, limit or affect the Selling Parties indemnification obligations under Section 9.1.
Section 5.12    California Lender’s License. The Sellers shall assist the Buyer with processing and filing its applications for its California Commercial Finance Lender License to operate the Floor Plan Business at each of the Sellers’ San Jose Location, Fresno Location and Sacramento Location, including having the applicable branch manager of each of the San Jose Location, Fresno Location and Sacramento Location fingerprinted in connection with filing the applications for such licenses.

Section 5.13    Compliance Audit. Prior to the Closing, the Sellers will give the Buyer and its environmental consultants access to the Real Property so that a limited environmental compliance review can be conducted of the Real Property and the Business operations related thereto, including evaluation of any permitting requirements.
Section 5.14    Fresno Survey and Zoning. Prior to the Closing, the Sellers will give the Buyer and its consultant reasonable access to the Fresno Location so they can perform a survey. The Buyer has engaged consultants and providers to provide a zoning report and title commitment. To the extent the survey, zoning or title report discloses issues that will not allow the Buyer to operate the business in the ordinary course as it is currently being operated by the Sellers, the Buyer shall have the option, in its sole discretion, to not assume the existing Fresno real property lease, and as a result, the Assumed Real Property Lease Assignment required to be delivered for the Fresno location under Section 8.3(e) will no longer be required.
ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
Section 6.1    Conditions Precedent to Buyer’s Obligation to Close. The Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part at the option of the Buyer):
(a)    Accuracy of Representations. The representations and warranties of the Selling Parties contained in Article III must be true and correct in all respects as of the Closing Date or any specific date therein as if made on the Closing Date except those that refer to a specific date.
(b)    The Selling Parties’ Performance. Each of the covenants and obligations that the Selling Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
(c)    Delivery of Documents. The Buyer must have received each of the documents and items required to be delivered by the Sellers pursuant to Section 8.2 of this Agreement.
(d)    Consents. The Selling Parties shall have obtained and delivered evidence of each of the Consents identified in Schedule 3.6 and such Consents must be in full force and effect.
(e)    No Material Adverse Change. No Material Adverse Change shall have occurred, and no Seller shall have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of such Seller to conduct the Business.
(f)    No Proceedings. There must not have been commenced, or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
(g)    No Claim Regarding Assets or Sale Proceeds. There must not have been made, or Threatened by any Person, any claim asserting that such Person (i) has the right to acquire or obtain any interest in the Assets, or (ii) is entitled to all or any portion of the Purchase Price payable for the Assets.
(h)    No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions by any Selling Party will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under, (i) any applicable Law, or (ii) any Law that has been published, introduced, or otherwise formally proposed by or before any Governmental Authority.
(i)    HSR Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.
(j)    Title Insurance. As of the Closing, the Title Company shall have issued, or be irrevocably committed to issue, to the Buyer a Leasehold Title Policy for each parcel covered by an Assumed Real Property Lease or a New Real Property Lease.
(k)    Asset Purchase Agreements. The (i) parties listed on Schedule 6.1(k)-1 shall have entered into and delivered a copy of the Asset Purchase Agreement in form and substance as Exhibit 6.1(k)-1 attached hereto (the “Asset Purchase Agreement – Group One” ), duly executed by each of the parties listed on Schedule 6.1(k)-1, including all closing deliveries required thereunder, and (ii) parties listed on Schedule 6.1(k)-2 shall have entered into and delivered a copy of the Asset Purchase Agreement in form and substance as Exhibit 6.1(k)-2 attached hereto (the “Asset Purchase Agreement – Group Two”), duly executed by each of the parties listed on Schedule 6.1(k)-2, including all closing deliveries required thereunder.
Section 6.2    Conditions Precedent to the Selling Parties’ Obligation to Close. The Selling Parties’ obligation to sell the Assets and to take the other actions required to be taken by the Selling Parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Selling Parties, in whole or in part):
(a)    Accuracy of Representations. The representations and warranties of the Buyer contained in Article IV must be true and correct in all respects as of the Closing Date or any specific date therein as if made on the Closing Date except those that refer to a specific date.
(b)    The Buyer’s Performance. Each of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects.

(c)    Delivery of Documents. The Selling Parties must have received each of the documents and payments required to be delivered by the Buyer pursuant to Section 8.3.
(d)    No Proceedings. There must not have been commenced, or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
(e)    No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions by the Buyer will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Seller or any Person affiliated with any Seller to suffer any material adverse consequence under, (i) any applicable Law, or (ii) any Law that has been published, introduced, or otherwise formally proposed by or before any Governmental Authority.
(f)    HSR Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.
(g)    Asset Purchase Agreements. The Buyer shall have entered into and delivered a copy of the Asset Purchase Agreement-Group One and Asset Purchase Agreement-Group Two, each duly executed by the Buyer, including all closing deliveries thereunder.
ARTICLE VII
TERMINATION
Section 7.1    Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
(a)    by either the Buyer or the Selling Parties if a material Breach of any provision of this Agreement has been committed by any other Party and such Breach has not been waived;
(b)    by the Buyer if any of the conditions in Section 6.1 has not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Outside Date;
(c)    by the Selling Parties, if any of the conditions in Section 6.2 has not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Selling Party to comply with its obligations under this Agreement) and the Selling Parties have not waived such condition on or before the Outside Date;
(d)    by the Buyer, if the FTC, Antitrust Division or any other Governmental Authority requires the submission of additional information or documentary material (second request), pursuant to the provisions of the HSR Act (including 18 U.S.C. S18A(e)) or any other applicable Antitrust Laws;
(e)    by the Selling Parties, if (i) the conditions set forth in Sections 6.1 and 6.2 (other than those that require deliveries or are tested at the time of Closing, which conditions could be satisfied if the Closing had occurred at the time of such termination) are satisfied or waived on the date that the Closing should have been consummated in accordance with Article VIII, (ii) the Selling Parties have irrevocably certified in writing that they are ready, willing and able to consummate the Closing, and (iii) the Buyer fails to consummate the Contemplated Transactions within two (2) Business Days following receipt of written notice from the Selling Parties as to the satisfaction of such conditions and the Selling Parties’ willingness to consummate the Closing; or
(f)    by mutual written consent of the Buyer and the Selling Parties.
Section 7.2    Effect of Termination. Each Party’s right of termination under Section 7.1 is in addition to any other rights it, he or she may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties will terminate, except that the obligations in Sections 7.3, 11.6, 11.9 and 11.14 will survive.
Section 7.3    Break-Up Fee. If this Agreement is terminated by the Buyer pursuant to Section 7.1(d) or the Selling Parties pursuant to Section 7.1(e), within five (5) Business Days after the date of such termination, the Buyer shall pay the Selling Parties a fee in the amount of Seven Million Eight Hundred Thirty Six Thousand and No/100 Dollars ($7,836,000.00) (“Break-Up Fee”), which payment shall not be deemed a penalty but will constitute liquidated damages in lieu of any and all claims for costs or damages of any nature whatsoever; provided however, in no event shall the Buyer be obligated to pay the Break-Up Fee if, in order to consummate the Contemplated Transactions, the Buyer or the Sellers would be required (and solely to the extent that in the judgment of the FTC, Antitrust Division or other Governmental Authority, the Antitrust Laws would so require), to (a) litigate or participate in the litigation of any Proceeding involving the FTC, Antitrust Division or other Governmental Authority; (b) propose, negotiate, effect or agree to the sale, divestiture, license or disposition of any assets, businesses, products, or operations; or (c) accept any consent decree. The parties agree and acknowledge that the Break-Up Fee accurately reflects a reasonable estimate of the loss the Selling Parties would likely sustain by way of such termination, and that damages to the Selling Parties would be difficult to ascertain. In the event the Buyer is required to pay the Break-up Fee pursuant to this Section 7.3  and the Buyer pays the Break-up Fee, payment of such fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Selling Parties against the Buyer and its Affiliates for any Losses suffered or incurred as a result of, or in connection with, the failure of the Closing to occur (and such payment of the Break-Up Fee shall constitute liquidated damages, and not a penalty), and in such case, following the termination of this Agreement none of the Buyer or its Affiliates shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby other than Buyer’s obligation to pay the Break-Up Fee when due pursuant to this Section 7.3; provided further that in the event an action is commenced by either the Selling Parties against the

Buyer, or the Buyer against the Selling Parties, in connection with payment or collection of the Break-up Fee, the prevailing party in such action shall be entitled to recover attorneys’ fees, expenses, and court costs incurred in connection therewith.
ARTICLE VIII
CLOSING
Section 8.1    Closing. The Contemplated Transactions shall be consummated at a closing (the “Closing”), which shall be held at the offices of Katten Muchin Rosenman LLP, Chicago, Illinois or via facsimile machine or other electronic transmission on the second (2nd) Business Day after the date on which all conditions precedent set forth in Article VI have been satisfied or waived by the parties (other than those that by their terms cannot be satisfied until the time of Closing), or at such time or place as the Parties may mutually agree (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m., Pacific Time, on the Closing Date.
Section 8.2    Deliveries by the Selling Parties. At the Closing, the Selling Parties shall deliver or cause to be delivered to the Buyer all of the following:
(a)    Bill of Sale, Assignment and Assumption Agreements. A Bill of Sale, Assignment and Assumption Agreement of each Seller, in the form attached hereto as Exhibit 8.2(a);
(b)    Charter Documents. With respect to each Seller, a copy certified of such Seller’s Articles of Incorporation or Articles of Organization, as applicable, together with all amendments and restatements of the same as in effect at the Closing, certified by the Secretary of State of such Seller’s formation as of a date not more than ten (10) days prior to the Closing Date;
(c)    Officer’s Certificate. With respect to each Seller and Affiliate Owner, a certificate, executed and delivered by an officer of such Seller or Affiliate Owner (as applicable) in form and substance reasonably satisfactory to the Buyer, attesting and certifying as to: (i) the bylaws or operating agreement, as applicable, of such Seller or Affiliate Owner (as applicable); (ii) copies of resolutions of the Board of Directors and stockholders or the members and managers, as the case may be, of such Seller and Affiliate Owner, approving and authorizing the Contemplated Transactions; and (iii) incumbency and specimen signature certificates with respect to the officers of such Seller or Affiliate Owner (as applicable);
(d)    Closing Certificate. A certificate from an executive officer of each Seller containing the information required pursuant to Sections 6.1(a) and 6.1(b);
(e)    Good Standing Certificate. A certificate of good standing with respect to each Seller and Affiliate Owner issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the state of such Seller’s or such Affiliate Owner’s formation and by the Secretary of State of each jurisdiction where such Seller or such Affiliate Owner is qualified to do business;

(f)    Consents. Evidence satisfactory to the Buyer that all the Consents listed on Schedule 3.6 have been duly obtained, all in form and substance reasonably satisfactory to the Buyer;
(g)    Lease Termination Agreements. A termination agreement for each parcel of Leased Real Property listed on Exhibit 8.2(g)(i), duly executed by (i) the applicable Seller leasing such parcel of Leased Real Property, and (ii) the applicable owner of such Leased Real Property (each a “Landlord” and collectively, the “Landlords“) in substantially the form attached hereto as Exhibit 8.2(g)(ii);
(h)    New Real Property Leases. A lease for each parcel of Leased Real Property listed on Exhibit 8.2(h)-1 duly executed by the applicable Landlord in substantially the form attached hereto as Exhibit 8.2(h)-2 and upon the terms set forth on Exhibit 8.2(h)-3 (each a “New Real Property Lease” and collectively, the “New Real Property Leases“);
(i)    Leasehold Policy of Title Insurance. At the expense of the Buyer, one or more ALTA leasehold policies of title insurance (the “Leasehold Title Policy”) in standard promulgated form, with extended coverage and such endorsements as may be required by the Buyer, subject only to the Permitted Exceptions with respect to such Leased Real Property, and otherwise acceptable to the Buyer, to be issued in the name of the Buyer as tenant insuring title to the Leased Real Property;
(j)    ALTA Statements. One or more customary ALTA statements executed by the owner of record (i.e., the Sellers and/or Affiliate Owners (as applicable)) and in a form reasonably satisfactory to the Title Company and containing the minimum representations which the Title Company shall reasonably require in order to issue the Title Policy free of exceptions for, inter alia, (i) the rights of parties in possession and parties claiming rights in the Real Property, except parties claiming under the Permitted Exceptions; (ii) mechanic’s and materialmen’s liens arising through the Seller; (iii) unrecorded easements arising through the Seller; and (iv) brokerage liens arising through the Seller;
(k)    Memorandum of Lease. A Memorandum of Lease for each parcel of Leased Real Property, duly executed by the applicable Landlord;
(l)    Lease Assignment and Estoppel Agreements; Agreements of Subordination, non-Disturbance and Attornment and Lease Extensions. (i) Assignments of all of the right, title and interest of the Sellers in each of the Assumed Real Property Leases (the “Assumed Real Property Lease Assignments”), which shall (x) be duly executed by the applicable Seller leasing such parcel of Leased Real Property, (y) contain a consent to assignment and estoppel certificate of the applicable Landlord, in substantially the form attached hereto as Exhibit 8.2(l)-1, and (z) contain such other modifications to provisions to the Assumed Real Property Leases as required by the Buyer, and (ii) agreements of subordination, non-disturbance and attornment in form reasonably satisfactory to the Buyer executed by each lender holding a lien on any of the Leased Real Property;

(m)    Escrow Agreement. An escrow agreement, substantially in the form of Exhibit 8.2(m) (the “Escrow Agreement”), duly executed by the Sellers’ Representative;
(n)    Amendment to the Sellers’ Charter Documents. All amendments and instruments, duly executed but not filed, necessary to change and cancel the existing corporate name and Trade Names of the Sellers;
(o)    Title. Certificates of title for motor vehicles included in the Assets, duly endorsed, and all other documents necessary to effect transfer of title to any such motor vehicles;
(p)    Lien Releases. Evidence in a form reasonably satisfactory to the Buyer that all Liens on the Assets, other than Permitted Liens, have been released;
(q)    Payoff Letters. The Payoff Letters, as contemplated pursuant to Section 2.2(a)(ii) of this Agreement dated as of the Closing Date, and evidence reasonably satisfactory to the Buyer of the payment in full of all Indebtedness indicated in such Payoff Letters and agreement to the release of all Liens with respect to such Indebtedness;
(r)    Transfer Documents. Assignments and other transfer documents which shall be sufficient to vest good title to the Assets in the name of the Buyer or its permitted assignees, free and clear of any Liens other than Permitted Liens;
(s)    Employment Agreements. Employment Agreements, executed by each of those individuals listed on Exhibit 8.2(s)(i), in the forms attached hereto as Exhibit 8.2(s)(ii) and 8.2(s)(iii);
(t)    Software. All copies of Software owned by any Seller or used in the operation of the Business in any Seller’s possession, custody or control, in both source code and object code formats, and all copies of documentation related thereto. If any Software used in the Business is licensed by any third party to any Selling Party, then a proper assignment of the license agreement to the Buyer and consent by the licensor, if required, so as to entitle the Buyer to continue to use the subject Software for a period of up to twelve (12) months after the Closing Date;
(u)    AF License Agreement. An assignment of all of the right, title and interest of the Sellers in the AF License Agreement, in form and substance reasonably satisfactory to the Buyer, duly executed by the Sellers and Auction Frontier LLC.
(v)    FIRPTA Certificate. With respect to each Seller, including, for the avoidance of doubt, the Seller that owns the Owned Real Property, a certificate in the form prescribed in the regulations promulgated under Sections 897 and 1445 of the Code that such Seller (or if applicable, the owner of such Seller) is not subject to withholding under Section 1445 of the Code;

(w)    Agreement and Release. An Agreement and Release duly executed by each Shareholder’s spouse, as applicable, substantially in the form attached hereto as Exhibit 8.2(w) (the “Spousal Release”); and
(x)    Other Documents. Such other documents and instruments as the Buyer may reasonably require.
All documents and instruments delivered to the Buyer shall be in form and substance reasonably satisfactory to Katten Muchin Rosenman LLP, counsel for the Buyer.
Section 8.3    Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Selling Parties all of the following:
(a)    Purchase Price. Payment by federal funds wire transfer(s) of the amounts to be paid by the Buyer at Closing under Section 2.2(a);
(b)    Bill of Sale, Assignment and Assumption Agreements. Bill of Sale, Assignment and Assumption Agreements of the Buyer, in the form attached hereto as Exhibit 8.2(a);
(c)    Officer’s Certificate. Certificate, executed and delivered by an officer of the Buyer in form and substance reasonably satisfactory to the Sellers, attesting and certifying as to: (i) the Articles of Incorporation or Articles of Organization, as applicable, of the Buyer; (ii) the bylaws or operating agreement, as applicable, of the Buyer; and (iii) the adoption of resolutions of the Board of Directors or members, as applicable, of the Buyer approving and authorizing the Contemplated Transactions;
(d)    Closing Certificate. A certificate from an executive officer of the Buyer containing the information required pursuant to Sections 6.2(a) and 6.2(b);
(e)    New Real Property Leases and Assumed Real Property Lease Assignments. The New Real Property Leases and the Assumed Real Property Lease Assignments, duly executed by the Buyer;
(f)    Escrow Agreement. The Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
(g)    Employment Offer Letters and Employment Agreements. Employment offer letters to each of those individuals listed on Exhibit 8.2(s)(i) and Employment Agreements, executed by the Buyer, for each such individual in the forms attached hereto as Exhibit 8.2(s)(ii) and 8.2(s)(iii), as applicable; and
(h)    Other Documents. Such other documents and instruments as the Sellers may reasonably require in order to effectuate the Contemplated Transactions.
All documents and instruments delivered to the Sellers shall be in form and substance reasonably satisfactory to counsel for the Sellers.

ARTICLE IX
INDEMNIFICATION
Section 9.1    Indemnification by the Selling Parties. From and after the Closing, the Selling Parties, jointly and severally, agree to indemnify, defend and save the Buyer, its officers, directors, employees, agents, and the successors, assigns and affiliates of the foregoing (each, a “Buyer Indemnified Party”) forever harmless from and against any and all Liabilities, demands, claims, Proceedings, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages and Taxes (including reasonable fees and expenses of attorneys, accountants and other experts and consultants) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of:
(a)    any misrepresentation in or breach of the representations and warranties of the Selling Parties contained in this Agreement, the other Transaction Documents or in any Schedule or Exhibit hereto or thereto;
(b)    the failure of any Selling Party to perform any of its, his or her covenants or obligations contained in this Agreement or the other Transaction Documents or in any Exhibit or Schedule hereto or thereto;
(c)    the assertion or recovery against the Buyer of any Liability of any Selling Party arising out of or in connection with facts, circumstances or conditions existing on or occurring at or prior to the Closing Date;
(d)    the Excluded Liabilities or Excluded Assets;
(e)    any Liability or claim with respect to the ownership or use of the Excluded Assets;
(f)    the assertion or recovery against the Buyer of any Liability of any Selling Party under any “bulk sales” or similar Law relating to the transfer of the Assets hereunder;
(g)    Liens on the Assets which attached prior to the Closing that are not Permitted Liens;
(h)    any warranty claims relating to merchandise sold by any Seller prior to Closing not otherwise covered by insurance;
(i)    any claim for brokers’ fees or expenses, including those described in Section 3.5;
(j)    any Liabilities of any Seller with respect to such Seller’s failure to (i) comply with sales tax laws and (ii) collect sales tax in connection with any of its auctions prior to the Closing Date;

(k)    any violation (or alleged or asserted violation) of any Law relating to zoning or land use, or Permits (including, without limitation, any existing approved site plan or plan of operation for the Owned Real Property) (“Zoning Regulations”), by any Selling Party relating to the use of the Owned Real Property as an auction yard including specifically, and without limitation, any and all costs and expenses of any action necessary to cause the Real Property to comply in all respects with all such Zoning Regulations;
(l)    the costs for any improvements, alterations or repairs to common areas and areas of the Owned Real Property required to cause the Owned Real Property to comply with the provisions of the ADA and the regulations and guidelines promulgated thereunder (but only to the extent the Sellers’ current use would have failed to comply and was required to so comply on or before the Closing Date);
(m)    any (i) Taxes (A) imposed on any Seller (which for purposes of this Section 9.1(n) shall include the Shareholders with respect to their respective share of the income, gains and losses of any Seller) for any period, (B) imposed with respect to the Business or the Assets for any period (or portion of any period) ending on or before the Closing Date (with such Taxes for any Straddle Period (as defined below) allocated to such Seller in accordance with Section 9.8), (C) imposed on or resulting from the Contemplated Transactions, or (D) imposed on Buyer as a transferee of any of the Sellers, or (ii) Transfer Taxes;
(n)    Floorplan Loan Liabilities;
(o)    Compliance Liabilities;
(p)    Employee Liabilities; and/or
(q)    any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.
The rights of the Buyer Indemnified Parties to indemnification under this Section 9.1 shall apply notwithstanding that the matter in question may be otherwise known by the Buyer or any of its Affiliates. No disclosure to the Buyer or its representatives, or investigation made by or on behalf of the Buyer, including, but not limited to, any knowledge obtained by the Buyer or any of its agents or representatives as a result of such investigation, whether such disclosure or investigation is prior to or following the date of this Agreement, shall modify or limit the scope of the representations and warranties of the Selling Parties in this Agreement or limit Liability of the Selling Parties for (including any indemnification obligation pursuant to this Article IX with respect to) any breach thereof.
Section 9.2    Indemnification by the Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Selling Parties and their respective officers, directors, employees and agents and affiliates (each, a “Seller Indemnified Party”) forever harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of: (a) any misrepresentation in or breach of the representations and warranties of the Buyer contained in this Agreement, the other Transaction Documents or in any Schedule or Exhibit hereto or thereto; (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement or the other Transaction Documents; (c) the assertion or recovery against any Seller Indemnified Party of any Liability for the Buyer’s failure to pay the Assumed Liabilities; or (d) any Liability or claim with respect to any Assumed Liabilities or the ownership or use of the Assets after the Closing Date.
Section 9.3    Indemnification Procedure. If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give reasonably prompt written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. If any suit, action, claim or Liability shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX, the Indemnifying Party may, if it so elects by written notice to the Indemnified Party given within fifteen (15) days of the Indemnifying Party’s receipt of the notice of commencement thereof (which written notice shall include an acknowledgement that such claim is one for which the Indemnifying Party is responsible under this Article IX), assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses; provided that, the Indemnifying Party shall not have the right to assume control of such defense if the claim as to which the Indemnifying Party seeks to assume control involves or relates to: (a) a claim for non-monetary relief; (b) criminal or quasi-criminal allegations; (c) a claim asserted by or on behalf of a customer, supplier or borrower of the Indemnified Party or its Affiliates and the loss of the commercial relationship with such customer, supplier or borrower, in the reasonable judgment of the Indemnified Party, would be materially adverse to the Indemnified Party; or (d) a proceeding in which the Indemnifying Party is also a named party and the interests of the Indemnifying Party would reasonably be expected to conflict with the interests of the Indemnified Party. In the event that the Indemnified Party has the right to retain exclusive control of the defense of such claim due to a failure of the Indemnifying Party to satisfy any of the requirements set forth above, the Indemnified Party shall use good faith efforts, consistent with prudent business judgment, to defend such claim. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this Section 9.3 shall not be binding upon the Indemnified Party or the Indemnifying Party, as the case may be, without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.4    Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 9.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.
Section 9.5    Limitations on Indemnification.
(a)    Except as provided in Section 9.5(f) and Section 9.5(g), the Selling Parties indemnification obligations to the Buyer Indemnified Parties under Section 9.1 will not commence unless and until the Losses incurred by the Buyer Indemnified Party as a result thereof equals or exceeds in the aggregate $104,480.00 (the “Basket Amount”) at which time the Selling Parties shall be obligated to indemnify the Buyer Indemnified Parties for all Losses incurred by all the Buyer Indemnified Parties from the first dollar of such Losses.
(b)    Except as provided in Section 9.5(f) and Section 9.5(g), the Buyer’s indemnification obligations to the Seller Indemnified Parties under Section 9.2 will not commence unless and until the Losses incurred by the Seller Indemnified Parties as a result thereof equals or exceeds in the aggregate the Basket Amount, at which time the Buyer shall be obligated to indemnify the Seller Indemnified Parties for all Losses incurred by all Seller Indemnified Parties from the first dollar of such Losses.
(c)    Except as provided in Section 9.5(d), Section 9.5(f) and Section 9.5(g), the aggregate amount of Losses for which any of the Selling Parties shall be liable for breaches of representations and warranties pursuant to Section 9.1(a) shall not exceed $12,951,000.00 (the “General Cap Amount”).
(d)    Except as provided in Section 9.5(f) and Section 9.5(g), the aggregate amount of Losses for which any of the Selling Parties shall be liable for breaches of Fundamental Representations, Special Representations and pursuant to any clause of Section 9.1 other than Section 9.1(a) shall not exceed $35,975,000.00 (the “Special Cap Amount”).
(e)    Except as provided in Section 9.5(f) and Section 9.5(g), the aggregate amount of Losses for which the Buyer shall be liable pursuant to Section 9.2 shall not exceed an amount equal to the General Cap Amount.
(f)    Notwithstanding anything to the contrary contained herein, Section 9.5(a), Section 9.5(b), Section 9.5(c), Section 9.5(d) and Section 9.5(e) shall not apply to Losses in connection with, incident to, resulting from or arising out of, directly or indirectly, Taxes, any intentional misrepresentation, fraud or criminal activity and such Losses shall not be subject to the Basket Amount and shall not be counted for purposes of determining whether the General Cap Amount or Special Cap Amount has been met or exceeded.
(g)    Notwithstanding anything to the contrary contained herein, Section 9.5(a) shall not apply to Losses in connection with, incident to, resulting from or arising out of, directly or indirectly, Floorplan Loan Liabilities, Compliance Liabilities, Employee Liabilities and such Losses shall not be subject to the Basket Amount.

Section 9.6    Survival. The representations and warranties set forth in this Agreement shall survive the Closing for eighteen months (18) months after the Closing Date, except that claims based upon or arising out of:
(a)    Special Representations, and any claim for indemnification relating to Taxes pursuant to Section 9.1(n) shall survive the Closing for ninety (90) days after the expiration of the relevant statute of limitations, including any extensions thereof; and
(b)    Fundamental Representations shall survive indefinitely.
Notwithstanding the foregoing, if an Indemnified Party delivers written notice to an Indemnifying Party of an indemnification claim relating to a particular representation or warranty on or before the close of business on the date on which such representation or warranty expires as set forth above, any such claim, and the representations and warranties on which such claim is based, shall survive until such claim is resolved or judicially determined.
Section 9.7    Payments; Right of Set-Off.
(a)    Payments.
(i)    Within fifteen (15) Business Days after the resolution of any indemnification claim by any Buyer Indemnified Party hereunder pursuant to which such Buyer Indemnified Party is entitled to any payment, (A) if there are funds remaining in the Indemnity Escrow Account, the Sellers’ Representative and the Buyer shall execute and cause a joint written direction (a “Joint Direction”) to be delivered to the Escrow Agent pursuant to the Indemnity Escrow Agreement, which Joint Direction shall direct the Escrow Agent to make such payment out of the Indemnity Escrow Account, and (B) if the Indemnity Escrow Account contains insufficient funds to satisfy in full any claim or portion thereof to be paid to any Buyer Indemnified Party, such payment shall be made by the Selling Parties.
(ii)    Within fifteen (15) Business Days after the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment, such payment shall be made by the Buyer.
(iii)    The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable, out-of-pocket costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorney’s fees) incurred in seeking to collect any payments under this Section 9.7(a).
(b)    Right of Set-Off. In addition to any other rights and remedies of the Buyer under this Agreement (including this Article IX), the other Transaction Documents or otherwise arising by Law, to the extent that recourse against the Indemnity Escrow Amount fails to satisfy an indemnification obligation pursuant to this Article IX within the time periods prescribed in Section 9.6, the Buyer may, in its sole discretion, set off the amount of such indemnification obligation or any portion thereof against any amounts the Buyer may owe to any Selling Party under this Agreement (including, without limitation, Section 2.2, Section 2.7 and this Article IX) or any other Transaction Document.
Section 9.8    Adjustment to Purchase Price. Any indemnification received under this Article IX shall be, to the extent permitted by Law, an adjustment to the Purchase Price.
Section 9.9    Allocation of Tax Liability for Straddle Periods. In the case of any taxable period that includes (but does not end) on the Closing Date (each a “Straddle Period”) (a) the amount of any Taxes imposed with respect to the Business or the Assets based or measured by income or receipts for the portion of such period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (b) the amount of any other Taxes for the Straddle Period for the portion of such period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 9.10    Exclusive Remedies. Except as provided in Section 7.3, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional misrepresentation, fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s intentional misrepresentation, fraudulent, criminal or intentional misconduct.
ARTICLE X
COVENANTS AND OTHER AGREEMENTS
Section 10.1    Employees. The Buyer, its assigns, and/or its Affiliates, shall offer employment to certain employees of the Sellers who are in good standing as of the Closing Date as determined by the Buyer, its assigns and/or its Affiliates in their sole and absolute discretion. Those employees who accept such offers of employment shall be referred to herein as the “Transferred Employees“. Such employment shall not create any continuing right to employment for any such Transferred Employees except as may be set forth by contract or by applicable law. The Parties agree that the Sellers shall be solely responsible for all Liabilities relating, directly or indirectly, to any Person who is not a Transferred Employee, including, without limitation, Liabilities relating to or arising out of compensation, severance matters, discrimination or retaliation charges or complaints, workers’ compensation claims, and WARN Act. The Sellers shall also be responsible, as between the Buyer, its assigns and/or its Affiliates on the one hand and the Sellers on the other hand, for any employment-related claims, charges, and complaints including any related Liabilities filed by any current or former employees (including temporary and leased employees) or independent contractors of the Sellers (whether or not any such individual is hired by the Buyer) which were (a) filed prior to the Closing Date or (b) filed after the Closing Date but which arose from facts and circumstances which existed prior to the Closing Date or as a result of the

Contemplated Transaction. Notwithstanding any other provision of this Agreement, following the Closing Date nothing in this Agreement shall limit the Buyer’s, its assigns and/or its Affiliates ability to (i) terminate the employment of any Transferred Employee at any time and for any reason, including without cause, but such termination shall in no way cause Liability to the Sellers, or (ii) change the terms and conditions of employment of such Transferred Employees. Nothing herein shall confer upon any Personnel any rights or remedies hereunder, including any right to employment or continued employment for any specified period or continued participation in any Employee Benefit Plan of any Seller or other benefit plan, of any nature or kind whatsoever under or by reason of this Agreement. The Sellers shall be liable for the provision of notices and COBRA continuation coverage for each individual who is or becomes an “M&A Qualified Beneficiary“ (as such term is defined in Treas. Reg. Section 54.4980B-9) as a result of the consummation of the Contemplated Transactions.
Section 10.2    Non-Competition; Confidentiality. The Parties agree that the Buyer is relying on the covenants and agreements set forth in this Section 10.2, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.
(a)    Non-Competition. In furtherance of the transfer of the Assets to the Buyer hereunder by virtue of the Contemplated Transactions, to more effectively protect the value of the Assets so transferred, and to induce to consummate the Contemplated Transactions, each Selling Party covenants and agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Term”), such Selling Party will not, nor will such Selling Party permit any of its, his or her Affiliates to, directly or indirectly, (i)  individually or as a shareholder, director, officer, member, partner, joint venturer, employee or agent of any other Person, engage in the Business (except as an employee or independent contractor of the Buyer or one of its assigns or Affiliates), or in any business which is competitive with the Business, or in any Affiliate Business, anywhere within North America; (ii) solicit any Person who is or was a customer or supplier of the Sellers, or who becomes a customer or supplier of the Buyer, its assigns and/or its Affiliates at any time during the Term, for the purpose of, directly or indirectly, engaging in, or assisting any Person in engaging in, any business which competes, directly or indirectly, with the Business; or (iii) solicit for employment and/or hire any employee of any Seller hired by the Buyer or any other Person who is on the Closing Date, or becomes at any time during the Term, an employee of the Buyer, or any such person who was employed by Buyer or any of its Affiliates at any time during the six (6) months prior to such solicitation or hiring. Notwithstanding the foregoing, nothing contained in this Section 10.2(a) shall prohibit (A) any Selling Party or any of its, his or her Affiliates from owning not more than an aggregate of two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market; provided that no Selling Party or its, his or her Affiliates is actively engaged in the Business or the Buyer’s business, (B) the individuals listed on Exhibit 10.2-B from engaging in the permitted activities listed on Exhibit 10.2-B, so long as such individuals received prior written approval from the Buyer and are not an employee of the Buyer or its Affiliates at the time of such engagement, (C) any Selling Party or any of its, his or her Affiliates from owning not more than an aggregate of ten percent (10%) of any equity securities in a Person engaged in the permitted activities listed on Exhibit 10.2-B, or (D) the individuals listed on Exhibit 10.2-D from owning equity securities pursuant to the terms and conditions as set forth on Exhibit 10.2-D.
(b)    Confidentiality. Each of the Parties hereto recognize and acknowledge that (i) as of the Closing, they have knowledge of confidential information concerning the other, the Business and the Assets (“Confidential Information”) and (ii) in some cases, may continue to have access to Confidential Information after the Closing through their relationship and affiliation. In light of the foregoing, the Parties shall, and shall cause their respective Affiliates to, maintain the confidentiality of all Confidential Information and not use such Confidential Information, except to the extent disclosure of any such information is required by Law or expressly authorized by or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that any Party reasonably believes after consultation with counsel that it, he or she is required by Law to disclose any Confidential Information, such Party will (A) provide the other Parties with prompt notice before such disclosure in order that such other Parties may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information, and (B) cooperate with such other Parties in attempting to obtain such order or assurance.
(c)    Remedies. Without limiting the right of the Buyer or the Selling Parties to pursue all other legal and equitable rights available to them for violations of this Section 10.2, it is agreed that other remedies cannot fully compensate Buyer or the Selling Parties, as the case may be, for such a violation and that each of them shall be entitled to injunctive relief (without the necessity of posting a bond) to prevent violation or continuing violation thereof. It is the intent of and understanding of each Party that if, in any action before any court legally empowered to enforce this Section 10.2, any term, restriction, covenant or promise in this Section 10.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
Section 10.3    Consents.
(a)    Obtaining Consents. Prior to and after the Closing,
(i)    Each Selling Party will as promptly as reasonably practicable take all commercially reasonable steps necessary to obtain all Consents required of such Selling Party to consummate the Contemplated Transactions, including, without limitation, any Consents required under any Contracts to which any Selling Party is a party or by which any of such Selling Party’s properties or assets is bound.
(ii)    Each Selling Party shall provide such other information and communications to any Governmental Authority or other Persons as such Governmental Authority or other Persons may reasonably request in connection therewith.
(iii)    The Sellers’ Representative will provide, or cause to be provided, notification to the Buyer when any such Consent referred to above is obtained, taken, made or given, as applicable, and will advise the Buyer of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the Contemplated Transactions.
(b)    Nonassignable Contracts. To the extent that the assignment hereunder by the Sellers to the Buyer of any Contract is not permitted or is not permitted without the Consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such Consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and the Buyer shall not assume any Liabilities thereunder. With respect to any such Contract, the Selling Parties shall continue to use their respective reasonable efforts to obtain such Consents and shall cooperate with the Buyer in any arrangement designed to provide the Buyer with the rights and benefits (subject to the obligations) under any such Contracts.
Section 10.4    Payment of Excluded Liabilities. After the Closing, the Selling Parties, jointly and severally, agree to pay in full and discharge all of the Excluded Liabilities in accordance with their stated terms, as applicable, and in a manner that is not materially detrimental to any relationships of the Business with lessors, employees, customers, suppliers or others. The Selling Parties will refer to the Buyer all inquiries relating to the Business.
Section 10.5    Delivery of Correspondence. From and after the Closing, each Selling Party agrees that such Selling Party shall promptly forward to the Buyer any written correspondence from third parties received by such Selling Party in connection with the Business, and shall advise the Buyer of any oral communications with third parties related to the Business. Without limiting the generality of the foregoing, each Selling Party agrees to promptly forward to the Buyer any letters, notices, or other written communication received by it regarding the Contracts.
Section 10.6    Transferee/Successor Liability. The Parties agree that the Buyer will not, by virtue of the Contemplated Transactions, assume any Liabilities of the Sellers other than the Assumed Liabilities and, accordingly, the Selling Parties will take all reasonable actions to fully protect the Buyer from and against transferee or successor Liability (other than with respect to the Assumed Liabilities) arising out of the Contemplated Transactions, including, without limitation, any and all Liabilities relating to COBRA, Taxes, Environmental and Safety Requirements and Employee Benefit Plans.
Section 10.7    The Sellers’ Names. The Sellers acknowledge and agree that all of their respective rights in and to, and ownership of, the Trade Names shall be transferred hereunder to the Buyer. From and after the Closing, the Sellers shall be prohibited from using the Trade Names or a name similar to the Trade Names.
Section 10.8    Access to Information.
(a)    After the Closing, each Selling Party will give, or cause to be given, to the Buyer and its representatives, during normal business hours, such reasonable access (upon reasonable notice) to the Sellers’ Tax records and, at the Buyer’s expense, copies thereof necessary to allow the Buyer to obtain information in connection with the preparation and any audit of any Tax Returns pertaining to the Business and any claims, demands, tax or other

Proceedings by or against the Buyer as the owner of the Assets and the Business. Each Selling Party agrees to cooperate fully with the Buyer after the Closing, at the Buyer’s expense, with respect to any claims, demands, tax or other Proceedings by or against the Buyer as the owner of the Assets and the Business.
(b)    After the Closing, the Buyer will give, or cause to be given, to the Sellers and their representatives, during normal business hours, such reasonable access (upon reasonable notice and in a manner as to not unreasonably interfere with normal business operations) to the books and records relating to the operation of the Business and, at the Sellers’ expense, copies thereof necessary to allow the Sellers to wind down and liquidate their respective affairs.
Section 10.9    Notices. The Sellers’ Representative will promptly notify the Buyer of the occurrence of any Breach of any covenant of any Selling Party in this Article X.
Section 10.10    Press Release. Subject to their respective legal obligations, each of the Buyer and the Sellers shall consult with one another regarding the content of the announcement regarding this Agreement or the transactions contemplated hereby and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, however, the Buyer may issue any press release or make any public announcement in such form as it deems necessary to comply with the United States securities laws.
Section 10.11    Post-Closing Loan Deficiencies. The Sellers shall use their reasonable best efforts to cure any and all deficiencies related to the Floorplan Loan Assets that Buyer identifies from time to time after the Closing Date. All such costs and expenses incurred by the Sellers in curing such deficiencies shall be borne by the Sellers.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:
If to the Selling
Parties and

Sellers’ Representative:	John Brasher
240 Grapevine Ravine Lane
Newcastle, CA 95658
    Facsimile: (212) 671-1534

with a copy (which
shall not constitute

notice) to:	Bullock Law Firm 353 East South

Salt Lake City, Utah 84111
    Attention: Clinton J. Bullock, Esq.
    Facsimile: (801) 521-6689

If to the Buyer:	ADESA, Inc. 13085 Hamilton Crossing Boulevard Carmel, Indiana 46032 Attention: Becca Polak and Chuck Coleman Facsimile: (317) 249-4518

with a copy (which
shall not constitute

notice) to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attention: Leslie D. Minier, Esq. Facsimile: (312) 577-8730

or such other address as such party may have given to the other parties by notice pursuant to this Section 11.1. Notice shall be deemed given on (a) the date such notice is personally delivered; (b) three (3) Business Days after the mailing if sent by certified or registered mail; (c) one (1) day after the date of delivery to the overnight courier if sent by overnight courier; or (d) the next succeeding day after transmission by facsimile.
Section 11.2    General Definitions. For the purposes of this Agreement, the following terms have the meaning set forth below:
“Accounts Receivable” means Auction Accounts Receivable and Floorplan Accounts Receivable.
“ADA” means the American with Disabilities Act.
“Adverse Claim” means a Lien or other right or claim of any Person, other than, with respect to the Loan Documents and the Related Rights, any Lien or other right or claim in favor of the Sellers pursuant to the Loan Documents.
“AF License Agreement” has the meaning ascribed to it in Section 5.10.
“Affiliate” with respect to any party, any Person directly or indirectly controlling, controlled by, or under common control with such party, and any officer, director or executive employee of such party and includes any past or present Affiliate of any such Person.
“Affiliate Business” means the business of towing, appraising, auctioning and selling damaged, abandoned, repossessed, total loss, used and recovered theft automobiles, trucks, motorcycles, boats, trailers, motor homes, heavy equipment, farm equipment, tractors, snow mobiles, mopeds, ATV’s, and other types of vehicles.

“Affiliate Owner” means those Persons listed on Schedule 11.2(a).
“Affiliate Transactions” has the meaning ascribed to it in Section 3.26.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Agreed Allocation” has the meaning ascribed to it in Section 2.5.
“Agreement” has the meaning ascribed to it in the Preamble.
“Antitrust Division” has the meaning ascribed to it in Section 5.7.
“Antitrust Laws” has the meaning ascribed to it in Section 5.7.
“Assets” has the meaning ascribed to it in Section 1.1.
“Asset Purchase Agreement – Group One” has the meaning ascribed to it in Section 6.1(k).
“Asset Purchase Agreement – Group Two” has the meaning ascribed to it in Section 6.1(k).
“Assumed Contracts” shall mean the Contracts listed on Schedule 1.1(c) and the Procurement Contracts; provided however, in no event shall Assumed Contracts include (a) Contracts (i) related to employment, the termination of employment or the payment of termination or severance benefits, (ii) that are Excluded Assets, and (b) Excluded Real Property Leases.
“Assumed Liabilities” has the meaning ascribed to it in Section 1.3.
“Assumed Real Property Lease Assignments” has the meaning ascribed to it in Section 8.2(n).
“Assumed Real Property Leases” means all such Seller’s leasehold estate in and to the real property demised to such Seller under the real property leases listed on Schedule 11.2(b), including, without limitation, all of such Seller’s rights to all buildings and other improvements located on such leased real property, and all of such Seller’s right, title and interest in and to all easements, rights of way and to all appurtenances to such leased real property.
“Auction Accounts Receivable” means all auction accounts receivable of the Sellers as of the Closing Date, including any applicable late fees, but before any allowance for uncollectible accounts provided for in any Seller’s general ledgers, which were owned by any Seller by third party obligors as of Closing Date.
“Auction Servicing Agreement” has the meaning ascribed to it in Section 2.3.

“Authorized Action” has the meaning ascribed to it in Section 11.15(c).
“Basket Amount” has the meaning ascribed to it in Section 9.5(a).
“Brasher’s Cascade” has the meaning ascribed to it in the Preamble.
“Brasher’s Fresno” has the meaning ascribed to it in the Preamble.
“Brasher’s Northwest” has the meaning ascribed to it in the Preamble.
“Brasher’s Sacramento” has the meaning ascribed to it in the Preamble.
A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
“Break-Up Fee” has the meaning ascribed to it in Section 7.3.
“Bulk Sales Jurisdictions” has the meaning ascribed to it in Section 2.6.
“Bulk Sales Withholding” has the meaning ascribed to it in Section 2.6.
“Business” has the meaning ascribed to it in the Recitals.
“Business Day” (whether or not capitalized) means any day other than a Saturday, Sunday or other day on which banks located in Indiana are required or authorized by law to be closed.
“Business Premises” has the meaning ascribed to it in the Recitals.
“Buyer” has the meaning ascribed to it in the Preamble.
“Buyer Indemnified Party” has the meaning ascribed to it in Section 9.1.
“Charter Documents” means (a) the certificate or articles of incorporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (c) by-laws; (d) operating agreements; and (e) any amendment to any of the foregoing.
“Closing” has the meaning ascribed to it in Section 8.1.
“Closing Date” has the meaning ascribed to it in Section 8.1.
“COBRA” has the meaning ascribed to it in Section 3.23(f).
“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which a Lien has been, or is purported to have been, granted to the Sellers under the Loan Documents.
“Compliance Liabilities” means those environmental matters as listed on Schedule 5.13, including without limitation, any environmental regulatory compliance violations, if any, identified in the environmental consultant’s limited environmental compliance review pursuant to Section 5.13.
“Computer System” has the meaning ascribed to it in Section 3.11(e).
“Confidential Information” has the meaning ascribed to it in Section 10.2(b).
“Confidentiality Agreement” has the meaning ascribed to it in Section 3.21(e).
“Consent” has the meaning ascribed to it in Section 3.6.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including:
(a)    the sale of the Assets by the Sellers to the Buyer;
(b)    the execution, delivery, and performance of the Selling Parties and the Buyer of the Transaction Documents; and
(c)    the performance by the Buyer and the Selling Parties of their respective covenants and obligations under this Agreement and the other Transaction Documents.
“Contracts“ means all contracts, agreements, options, leases, conditional sale contracts, licenses, commitments, whether the above are written or oral, and other similar rights and interests related to the ownership and operation of the Business.
“Employee Benefit Plans” has the meaning ascribed to it in Section 3.23(a).
“Employee Liabilities” means any Liabilities relating to, arising out of, or in connection with, any Proceedings relating to a Sellers’ alleged non-compliance with Laws or alleged failure to comply with Laws relating to payment of wages or hours of work, and/or improper classification of employees or independent contractors.
“Encumbrances“ means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, Lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever.
“Environmental and Safety Requirements” has the meaning ascribed to it in Section 3.19.

“Equipment” means all machinery, equipment, tools, manufactured and purchased parts, spare parts, tools, jigs, dies, molds, vehicles (titled and untitled and for over the road and yard use), furniture, fixtures, leasehold improvements, materials, office equipment, signs, supplies (including office and reconditioning supplies), computer hardware and Software, and other tangible personal property (other than Inventory) owned or leased by the Sellers, wherever located.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association, as escrow agent under the Escrow Agreement.
“Escrow Agreement” has the meaning ascribed to it in Section 8.2(m).
“Excluded Assets” has the meaning ascribed to it in Section 1.2.
“Excluded Books and Records” has the meaning ascribed to it in Section 1.1(h).
“Excluded Liabilities” has the meaning ascribed to it in Section 1.4.
“Excluded Real Property Leases” shall mean those real property leases as listed on Schedule 11.2(d).
“Existing Real Property Leases” has the meaning ascribed to it in Section 3.18(b)(i).
“Files and Records” means all files, records and other information of the Sellers relating to the Business or the Assets, other than Excluded Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, equipment maintenance records, plant plans, equipment warranty information, research and development reports and records, specifications and drawings, sales and advertising material, software and source code, including without limitation, the Sellers’ pricing program, manufacturing and warehouse software, engineering “card” software, business software, engineering production software, request for quote software and Intuit QuickBooks software, correspondence, manuals, studies, sale literature and promotional material, production reports and records, operating guides, copies of financial and accounting records and copies of records relating to the employees and Personnel of the Sellers to be employed by the Buyer following the Closing.
“Financial Statements” has the meaning ascribed to it in Section 3.7(a).
“Financing” has the meaning ascribed to it in Section 5.8.
“Financing Sources“ means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Floorplan Accounts Receivable” means all Floorplan Receivables of the Sellers as of the Closing Date, including any applicable late fees, but before any allowance for uncollectible accounts provided for in any Seller’s general ledgers, which were owned to any Seller by third party obligors as of the Closing Date.
“Floorplan Business” means the Sellers’ wholesale floor plan finance businesses.
“Floorplan Loan Assets” shall mean all Loan Documents, Loan Files and Related Rights of the Sellers; provided, however, in no event shall Floorplan Loan Assets include (a) the Loan Documents, Loan Files and Related Rights listed on Schedule 1.1(d), and (b) the Loan Documents and Loan Files (i) that have been originated in violation of California Finance Lenders Laws or similar laws governing registration or licensing requirements of a lender or servicer, (ii) in which there is any counter claim or material dispute, (iii) where the dealer is in material default and its credit line has been locked, (iv) in which the Sellers have notified the dealer that no further advances shall be made under dealer’s credit line, (v) in which the debt has been accelerated, or (vi) in which no advances under the dealer’s credit line have been made for the prior six (6) months.
“Floorplan Loan Liabilities ” shall mean any and all Liabilities and loan Losses (a) that occur during the four (4) month period after the Closing arising out of any deficiencies in the Floorplan Assets, and (b) related to, or arising out of, or in connection with any loans that originated under the Loan Documents during the four (4) month period after the Closing.
“Floorplan Receivables” means any right to payment from any Person, whether constituting an account, chattel paper, instrument, payment intangible or a general intangible, arising from the providing of financing and other services by the Sellers to new, used and wholesale automobile or other motor vehicle dealers, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.
“Floorplan Servicing Agreement” has the meaning ascribed to it in Section 2.4.
“Fresno Location” shall mean the Sellers’ auction located at 3260 E. Annadale Avenue, Fresno, CA.
“FTC” has that meaning ascribed to it in Section 5.7.
“Fundamental Representations” means those representations and warranties contained in Section 3.1 (Organization; Good Standing), Section 3.2 (Authorization), Section 3.3 (Charter Documents; Officers and Directors), Section 3.4 (No Violation) and Section 3.10 (Assets/Title).
“General Cap Amount” has the meaning ascribed to it in Section 9.5(c).
“Governmental Authority” means any:
(a)    nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b)    federal, state, local, municipal, foreign, or other government;

(c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other authority and any court or other tribunal);
(d)    multi-national organization or body; or
(e)    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. (“TSCA”) or any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (d) asbestos in any form or condition; and (e) any substance that contains regulated levels of polychlorinated biphenyls.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means with respect to any Person (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured; (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person); (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (d) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (e) all obligations under leases which shall have been or should be, recorded as capital leases in respect of which such Person is liable as lessee; (f) any obligation of such Person in respect of bankers’ acceptances or letters of credit; (g) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property; (h) all obligations of a type referred to in clause (a), (b), (c), (d), (e), (f), or (g) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; and (i) any refinancings of any of the foregoing obligations.
“Indemnified Party” has the meaning ascribed to it in Section 9.3.
“Indemnifying Party” has the meaning ascribed to it in Section 9.3.

“Indemnity Escrow Account” means an escrow account at the Escrow Agent for the Indemnity Escrow Amount.
“Indemnity Escrow Amount” means $12,951,000.00.
“Inventory” means all of the inventories of the Sellers, including raw materials, work in progress, finished goods, packaging goods and other like items, wherever located.
“Joint Direction” has the meaning ascribed to it in Section 9.7(a)(i).
“Knowledge” means, with respect to the Sellers and any representation or warranty herein provided by them, the actual, knowledge of the Management Group after reasonable investigation or inquiry.
“Landlord” / “Landlords” has the meaning ascribed to it in Section 8.2(g).
“Laws” has that meaning ascribed to it in Section 3.4(b).
“Leased Real Property” has the meaning ascribed to it in Section 3.18(b).
“Leasehold Title Policy” has the meaning ascribed to it in Section 8.2(i).
“Lessors” has the meaning ascribed to it in Section 3.18(b)(iii).
“Liabilities” means debts (including any funded debt and equityholder debt), liabilities or obligations of any nature (whether accrued or unaccrued, absolute or contingent, direct or indirect, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due).
“Liens” means all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature.
“Loan Documents” means, with respect to the Floorplan Business and with respect to each dealer, any and all promissory notes, loan agreements, agreements granting a security interest, mortgages, and/or deeds of trust in any and all Collateral, guaranties, letters of credit, power of attorneys, credit applications, certificates of insurance, copies of dealer’s licenses, copies of dealer bonds, resolutions, copies of drivers licenses, performance bonds, or other credit enhancements (as the case may be), and all other agreements, documents and instruments relating to the foregoing.
“Loan File” means with respect to each dealer, each of the following: (a) complete originals of all Loan Documents, (b) all possessory Collateral, (c) a copy of the current and valid UCC financing statements filed against the Obligor naming any Seller as secured party, the Obligor as debtor and the related Collateral as collateral, (d) all required purchase money security interest notifications, (e) guarantees from all of the dealer’s owners, shareholders, partners and/or members, (f) a certificate of insurance evidencing current insurance and noting that such applicable Seller is loss payee, and (g) all documentation required for attachment and perfection of a first perfected security interest in the Collateral.

“Losses” has the meaning ascribed to it in Section 9.1.
“M&A Qualified Beneficiary” has the meaning ascribed to it in Section 10.1.
“Management Group” means, collectively, John E. Brasher, Benjamin A. Brasher, W. Mark Bassett, Jay L. Brasher, Donald W. Rowley, Robert J. Brasher, Jeffrey F. Brasher, Douglas R. Brasher, Douglas T. Brewer, John D. McPhie, and Justin J. Booth.
“Material Adverse Effect” or “Material Adverse Change” means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially adversely affected or would reasonably be expected to materially adversely affect the results of operations, assets, properties, financial condition, business or prospects of such party.
“Most Recent Year-End Balance Sheet” has the meaning ascribed to it in Section 3.7(a).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“New Real Property Lease” has the meaning ascribed to it in Section 8.2(h).
“New Real Property Leases” has the meaning ascribed to it in Section 8.2(h).
“Obligor” means the Person obligated to make payments of principal of and interest and/or other payment obligations under the applicable Loan Documents.
“Open Source Licenses” has the meaning ascribed to it in Section 3.11(f).
“Open Source Software” has the meaning ascribed to it in Section 3.11(f).
“Operating Sellers” has the meaning ascribed to it in the Preamble.
“Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.
“Outside Date” shall mean the sixtieth (60th) day after all filings required to be made by the Buyer and Sellers under the HSR Act or any applicable Antitrust Laws have been made; provided, however, that, in the event the FTC, Antitrust Division or any other Governmental Authority requires the submission of additional information or documentary material, pursuant to the provisions of the HSR Act (including 18 U.S.C. S18A(e)) or any other applicable Antitrust Laws, the Outside Date shall be extended by one hundred eighty (180) days from the date on which such request for additional information or documentary material is served upon the Buyer and the Sellers. The parties may mutually agree to extend the Outside Date for additional time than that provided herein.
“Owned Real Property” means the land, together with all buildings, improvements and fixtures owned by the Sellers and used in the Business including, without limitation, all electrical,

mechanical, plumbing and other building systems, and easements and other rights and interest appurtenant thereto.
“Parties” means the Buyer and the Selling Parties.
“Payoff Amount“ means the aggregate amount of all payments specified in the Payoff Letters.
“Payoff Letters” means payoff letters from each holder of Indebtedness of the Sellers as listed on Schedule 2.2(a)(ii), indicating that, upon payment of a specified amount, such holder of Indebtedness shall be paid in full and such holder of Indebtedness shall release its security interest and authorize the Buyer and the Sellers to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release or discharge the financing statements, security interests or other Liens of such holder of Indebtedness, and evidence the release or discharge of such financing statements, security interests or other Liens on or against the assets of the Sellers.
“Permits” means all permits, franchises, licenses, approvals and authorizations by or of Governmental Authorities or other Persons relating to the Business.
“Permitted Exceptions“ means, with respect to each parcel of Real Property, the Title Exceptions related thereto as set forth on Schedule 5.10.
“Permitted Liens” means Liens for Taxes not yet due and payable.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other authority or any Governmental Authority.
“Personnel” means the current and former officers, employees and/or agents of the Sellers, including temporary and leased employees and independent contractors.
“Principals” has the meaning ascribed to it in the Preamble.
“Privacy Policies” has the meaning ascribed to it in Section 3.11(h).
“Proceeding” any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Procurement Contracts” shall mean any contracts for or relating to temporary staffing, laundry services, cleaning services, copiers and printers, security services, electric fence monitoring, heating and air conditioning maintenance, marketing services, uniform rental, hotel lodging, purchasing flammable liquids or diesel fuel, garbage and recycling, landscaping, fence rental, postage services, tent rental, internet and cable, software licenses, water coolers or cellular telephone service, which contracts are terminable with ninety (90) days’ notice or less.

“Proprietary Rights” means all intellectual property, proprietary rights and related proprietary information, including, without limitation, (a) all trademarks, service marks, trade dress, domain names, trade names and corporate names, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (b) all published and unpublished works of authorship, statutory and common law copyrights, and all applications and registrations in connection therewith; (c) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof; (d) all Software in both source code and object code formats, and all documentation related thereto; (e) all trade secrets, confidential information, processes, procedures, ideas, research and development information, know-how, technical and computer data, financial, business and marketing plans and related information; (f) all other intellectual property rights; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); (h) the right to collect fees, royalties, and other proceeds relating to any licenses or uses of the foregoing; and (i) the right to prosecute and recover damages for any past, present or future infringements or other violations of the foregoing.
“Purchase Price” has the meaning ascribed to it in Section 2.1.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Reimbursement Amount” shall mean an aggregate amount equal to Two Hundred and Forty Thousand and No/100 Dollars ($240,000.00).
“Related Rights” means (a) all Loan Documents and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment whether pursuant to the Loan Documents or otherwise, and all Collateral; (b) all Liens purporting to secure payment or the other obligations under the Loan Documents, whether pursuant to a Loan Document or otherwise, together with all financing statements and other filings authorized or signed by an Obligor or the Seller relating thereto; (c) the Loan File; (d) all payments to be made by or on behalf of an Obligor or any other Person in respect of the Loan Documents, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payments; (e) all reserves (including dealer reserves), escrows and holdbacks; and (f) all products, income, payments and proceeds of any of the foregoing.
“Sacramento Location” shall mean the Sellers’ auction located at 6233 Blacktop Road, Rio Linda, CA.
“San Jose Location” shall mean the Sellers’ auction located at 344b Tully Road, San Jose, CA.
“Seller Indemnified Party” has the meaning ascribed to it in Section 9.2.
“Seller Proprietary Rights” has the meaning ascribed to it in Section 3.11(c).

“Sellers” has the meaning ascribed to it in the Preamble.
“Sellers’ Representative” shall have that meaning ascribed to it in Section 11.15(a).
“Sellers’ Websites” has the meaning ascribed to it in Section 3.11(h).
“Selling Parties” has the meaning ascribed to it in the Preamble.
“Shareholders” has the meaning ascribed to it in the Preamble.
“Software” means computer programs, applications, routines and other computer software, including the source code and object code thereof.
“Special Cap Amount” has the meaning ascribed to it in Section 9.5(d).
“Special Representations” means those representations and warranties set forth in Section 3.16 (Compliance with Applicable Laws), Section 3.19 (Health, Safety and Environment), Section 3.20 (Taxes) and Section 3.23 (Employee Benefit Plans).
“Spousal Release” has the meaning ascribed to it in Section 8.2(w).
“Straddle Period” has the meaning ascribed to it in Section 9.9.
“Survey” has the meaning ascribed to it in Section 5.9.
“Tangible Personal Property” machinery, equipment, tools, vehicles (titled and untitled for over the road and yard use), furniture, leasehold improvements, materials, computer systems (hardware and Software), office equipment, spare parts, supplies (including office and reconditioning supplies) and fixed assets relating to the Business, including, without limitation, the property listed on Schedule 11.2(f) attached hereto.
“Tax” means any Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, motor vehicle sales, use, transfer, escheat or unclaimed property, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary Liability for a Tax and any Liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).
“Tax Departments” has the meaning ascribed to it in Section 2.6.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Term” has the meaning ascribed to it in Section 10.2(a).
“Threatened” a claim, Proceeding, dispute, action, charge or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, including texts and emails, or any notice has been given in writing, including texts and emails.
“Title Commitments” has the meaning ascribed to it in Section 5.9.
“Title Company” has the meaning ascribed to it in Section 5.9.
“Title Exception” and “Title Exceptions” mean any deeds to secure debt, mortgages, deeds of trust, liens, financing statements, security interests, easements, leases, rental agreements, licenses, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics’ or materialmen’s liens (inchoate or perfected), liens for federal or state estate or inheritance taxes, and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting the Sellers and which affect title to the Real Property or the right, power, and authority of the Sellers to convey leasehold or fee simple marketable and insurable title to the Real Property to the Buyer in accordance with the terms of this Agreement.
“Trade Names” means “Brasher’s Auto Auctions”, “West Coast Auto Auctions”, “Brasher’s Reno Auto Auction”, “BIAA”, “Brasher’s Sacramento Auto Auction”, “Brasher’s Cascade Auto Auction”, “Brasher’s Fresno Auto Auction”, “Brasher’s Northwest Auto Auction”, “Brasher’s Portland Auto Auction”, “Brasher’s Salt Lake Auto Auction”, “Brasher’s Idaho Auto Auction”, “Brasher’s Auto Body Collision Repair of Idaho”, “United Vehicle Auctions”, “Salt Lake Auto Auction”, “Elk Horn Investments”, “Brasher Motor & Finance”, “Brasher’s San Jose Auto Auction”, “Brasher’s Auto Body”, “Brasher’s Autobody & Truck Collision Repair”, “Cascade Auto Auction”, “PDX Vehicle Wholesale” and “Portland Auto Auction”.
“Transaction Documents” means this Agreement, the New Real Property Leases, the Escrow Agreement, any employment agreements, any non-compete agreements, the instruments of conveyance referenced in Section 8.2(a), and all other documents provided by this Agreement to be executed and delivered by any of the parties hereto.
“Transaction Expenses” means to the extent unpaid as of the Closing, the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, any Selling Party in connection with or otherwise relating to the negotiation, preparation or execution of this Agreement and any other Transaction Document or the performance or consummation of the Contemplated Transactions including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals on behalf of the Selling Parties; (b) any fees or expenses associated with obtaining the release and termination of any Liens; (c) all brokers’ or finders’ fees; and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts of the Selling Parties, or their employees, in connection with the Contemplated Transactions.
“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax).
“Transferred Employees” has the meaning ascribed to it in Section 10.1.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“WARN Act” has the meaning ascribed to it in Section 1.4.
“West Coast” has the meaning ascribed to it in the Preamble.
“Year-End Financial Statements” has the meaning ascribed to it in Section 3.7(a).
“Zoning Regulations” has the meaning ascribed to it in Section 9.1(k).
Section 11.3    Entire Agreement. The Schedules and Exhibits attached to this Agreement shall be deemed to be an integral part of this Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof, and may be modified only by instruments signed by the Parties.
Section 11.4    Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile signature or other electronic transmission including email of a “PDF” signature copy shall be acceptable as an original for all purposes.
Section 11.5    Third Parties. Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the Parties and their respective heirs, representatives, successors and permitted assigns and any Person entitled to indemnification under Article IX, nor is anything set forth herein intended to affect or discharge the Liability of any third persons to any Party, nor shall any provision give any third party any right of subrogation or action over against any Party, except the Financing Sources shall be express third party beneficiaries of Sections 5.9, 11.4, 11.5, 11.8, 11.11 and 11.14, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
Section 11.6    Expenses; Transfer Taxes. Each Party shall pay all costs and expenses incurred or to be incurred by such Party in negotiating and preparing this Agreement and in closing and carrying out the Contemplated Transactions, including, without limitation, legal and accounting fees and expenses and, with respect to the Selling Parties, the Transaction Expenses. Each Party shall be solely responsible for any broker fees incurred by such Party in connection with the Contemplated Transactions. All Transfer Taxes shall be borne and paid by the Selling Parties, when due. The Selling Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).
Section 11.7    Further Assurances. From time to time, as and when requested by any Party, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, to make the applicable filings under the HSR Act. Without limitation of the foregoing, the Sellers shall, and shall cause their Affiliates to, provide such cooperation and assistance as the Buyer may reasonably request in connection with the preparation and audit of the Buyer’s consolidated annual financial statements, the preparation and review of any interim consolidated financial statements, the preparation of any related disclosures, discussion and analysis and the preparation and filing or submission of any filings or reports with the SEC. Further, the Sellers agree to provide to the Buyer’s auditor, as and when requested by the Buyer or the Buyer’s auditor, letters of representation and any other certifications reasonably requested by the Buyer and/or the Buyer’s auditor, as and when requested by the Buyer or the Buyer’s auditor.
Section 11.8    Waiver. No failure of any Party to exercise any right or remedy given such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its, his or her obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Notwithstanding anything to the contrary contained herein, Sections 5.9, 11.4, 11.5, 11.8, 11.11 and 11.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
Section 11.9    Confidentiality Agreement. Each Party will keep the terms of this Agreement and the other Transaction Documents confidential and will not, without the prior consent of the Buyer, disclose such terms to any Person other than such Party’s accountants and attorneys who agree to be bound by this confidentiality provision, provided that this confidentiality obligation will terminate with respect to any information that becomes generally available to the public through no fault of the Selling Parties or their respective accountants or attorneys or where required by law.
Section 11.10    Governing Law.
(a)    This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicting laws. Notwithstanding anything to the contrary in this Agreement, any claim, controversy or dispute arising under or related in any way to the Financing (including any claim, controversy or dispute against or involving any Financing Source, including their respective successors and permitted assigns) shall be construed and governed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
(b)    Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Contemplated Transactions.
Section 11.11    Assignments. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Buyer may assign this Agreement and all rights relating thereto, but no such assignment shall relieve the Buyer of any of its obligations hereunder. Notwithstanding anything to the contrary contained herein, no Selling Party may assign any of its, his or her rights or delegate any of its, his or her responsibilities, liabilities or obligations under this Agreement, without the written consent of the Buyer. The Selling Parties hereby agree and acknowledge that the Buyer intends to assign its right to purchase the Assets under this Agreement and delegate its responsibilities, liabilities and obligations under this Agreement to one or more of its Affiliates and in the event of such assignment, the Purchase Price payable by each such assignee shall be allocated among the Sellers in accordance with Schedule 2.2(a)(i).
Section 11.12    Headings. The subject headings of Articles, Sections and sub-Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
Section 11.13    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
Section 11.14    Invalid Provisions. Except for Section 10.2, which shall be governed by Section 10.2(c), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible; provided however, that except as contemplated in this Agreement, in no such event shall any single Seller or group of Sellers, without the unanimous written consent of all other Sellers, enter into a separate agreement with Buyer or any Affiliate thereof in connection with the sale of the equity or assets or such single Seller or group of Sellers.

Section 11.15    Appointment of Sellers’ Representative.
(a)    The Selling Parties hereby designate John E. Brasher, or such other Person as shall be designated in writing by the Selling Parties (the “Sellers’ Representative”), to serve as the representative of the Selling Parties with respect to the matters expressly set forth in this Agreement or the Transaction Documents to be performed by the Sellers’ Representative.
(b)    Each Selling Party, by the execution of this Agreement, hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Selling Party for all purposes of this Agreement and the documents associated herewith, including the full power and authority on such Selling Party’s behalf.
(i)    to determine the presence (or absence) and directing payment of proceeds of claims for indemnification against the Buyer pursuant to Article IX;
(ii)    to deliver all notices required to be delivered by such Selling Party under this Agreement, including a claim for which indemnification is sought under Article IX;
(iii)    to receive all notices required to be delivered to such Selling Party under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Article IX;
(iv)    to take any and all action on behalf of such Selling Party from time to time as the Sellers’ Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, claims for indemnification under Article IX;
(v)    to consent on behalf of such Selling Party with respect to matters under this Agreement or the Contemplated Transactions;
(vi)    to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as it deems necessary or prudent in connection with the administration of the foregoing; and
(vii)    to take any and all action on behalf of such Selling Party to assign to the Buyer all Assets and to evidence any such assignments, including, without limitation, execution and, if necessary, filing with the proper Governmental Authorities documents evidencing such assignments of the Assets.
Each Selling Party agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Selling Party. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon each Selling Party, and no Selling Party shall have the right to object, dissent, protest or otherwise contest the same.

(c)    Each Selling Party agrees that the Buyer shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of such Selling Party, pursuant to Section 11.15(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Selling Party as fully as if such Selling Party had taken such Authorized Action.
(d)    Each Selling Party hereby severally, for itself, himself or herself only and not jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Sellers’ Representative in connection with any Proceeding to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as the Sellers’ Representative pursuant to the terms of this Agreement.
[end of document; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.
BUYER

ADESA, Inc., a Delaware corporation

By: /s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Executive Vice President and Chief Financial     Officer

SELLERS

West Coast Auto Auctions, Inc., a California corporation

By: /s/ John E. Brasher
Name:    John E. Brasher
Title:    President

Brasher’s Sacramento Auto Auction, Inc., a California corporation

By: /s/ John E. Brasher
Name:    John E. Brasher
Title:    President

Brasher’s Cascade Auto Auction, Inc., an Oregon corporation

By: /s/ John E. Brasher
Name:    John E. Brasher
Title:    President

Signature Page to the Asset Purchase Agreement

Brasher’s Fresno Auto Auction, Inc., a California corporation

By/s/ John E. Brasher
Name:    John E. Brasher
Title:    President

Brasher’s Northwest Auto Auction, Inc., an Oregon corporation

By: /s/ John E. Brasher
Name:    John E. Brasher
Title:    President

WEST COAST SHAREHOLDERS

By: /s/ John E. Brasher
Name:        John E. Brasher

W. Mark and Angela B. Bassett 2004 Joint Business Trust

By: /s/ W. Mark Bassett
Name:        W. Mark Bassett
Title:        Trustee

By: /s/ Angela B. Bassett
Name:        Angela B. Bassett
Title:        Trustee

Benjamin A. and Emy C. Brasher 2011 Joint Business Trust

By: /s/ Benjamin A. Brasher
Name:        Benjamin A. Brasher
Title:        Trustee

By: /s/ Emy C. Brasher
Name:        Emy C. Brasher
Title:        Trustee

Signature Page to the Asset Purchase Agreement

PRINCIPALS

By: /s/ W. Mark Bassett
Name:        W. Mark Bassett

By: /s/ John E. Brasher
Name:        John E. Brasher

By: /s/ Benjamin A. Brasher
Name:        Benjamin A. Brasher

Signature Page to the Asset Purchase Agreement

SCHEDULES
Schedule 1.1(c)    ––    Assumed Contracts
Schedule 1.1(d)    ––    Assumed Loan Documents, Loan Files and Related Rights
Schedule 2.2(a)(i)    ––    Percentage Allocations
Schedule 2.2(a)(ii)    ––    List of Indebtedness
Schedule 2.7        ––    List of Fresno and Sacramento Location Improvements
Schedule 3.1        ––    Good Standings / Qualifications
Schedule 3.3        ––    List of Each Seller’s Officers, Directors or Managers
Schedule 3.6        ––    Sellers’ Consents
Schedule 3.7        ––    Financial Statements
Schedule 3.8        ––    List of Undisclosed Liabilities
Schedule 3.9        ––    Conduct of Business
Schedule 3.10        ––    List of Each Seller’s Equipment
Schedule 3.11        ––    License Agreements
Schedule 3.12        ––    Seller’s Top Fifteen Largest Customers and Suppliers
Schedule 3.13        ––    Seller’s Top Forty Largest Borrowers
Schedule 3.14        ––    Complete List of All Contracts
Schedule 3.15        ––    Litigation
Schedule 3.16        ––    Violations
Schedule 3.17        ––    Licenses and Permits
Schedule 3.18(a)    ––    List of Owned Real Property
Schedule 3.18(b)    ––    List of Leased Real Property
Schedule 3.18(b)(viii)    ––    Leased Real Property Zoning
Schedule 3.18(b)(ix)     ––    Condemnation
Schedule 3.18(b)(xi)    ––    Conditions

Schedule 3.19        ––    Compliance with Environmental and Safety Requirements
Schedule 3.19(a)    ––    Real Property Hazardous Materials
Schedule 3.19(f)    ––    Environmental Permits
Schedule 3.20        ––    Contested Taxes
Schedule 3.21(a)    ––    Employee Proceedings
Schedule 3.21(b)    ––    List of Non-Compliance with Laws
Schedule 3.21(c)    ––    Seller’s Employee Information
Schedule 3.21(d)    ––    Seller’s Employee Benefits

Schedule 3.21(e) ––	Confidential Information

Schedule 3.22 ––	Workers’ Compensation Claims

Schedule 3.23(a) ––	Seller’s Employee Benefit Plans

Schedule 3.24 ––	Insurance

Schedule 3.25(a) ––	List of Loan Documents

Schedule 3.25(c) ––	Floorplan License Compliance

Schedule 3.25(d) ––	Floorplan Collateral

Schedule 3.25(f) ––	Loan File Modifications

Schedule 3.25(h) ––	Defaults and Breaches

Schedule 3.25(m) ––	Obligors

Schedule 3.26 ––	Affiliate Transactions

Schedule 4.4 ––	Buyer’s Consents

Schedule 5.10 ––	Title Exceptions

Schedule 5.11 ––	Pre-Closing Loan Deficiencies
Schedule 5.13    ––    Environmental Compliance Liabilities
Schedule 6.1(k)-1    —    Parties to Asset Purchase Agreement – Group One

Schedule 6.1(k)-2    —    Parties to Asset Purchase Agreement – Group Two

Schedule 11.2(a) ––	Affiliate Owners

Schedule 11.2(b) ––	List of Assumed Real Property Leases

Schedule 11.2(d) ––	List of Excluded Real Property Leases

Schedule 11.2(f) ––	List of Tangible Personal Property

EXHIBITS
Exhibit A    ––    Principals
Exhibit B    ––    West Coast Shareholders
Exhibit C    ––    Business Premises
Exhibit 1.2    —    Excluded Assets
Exhibit 1.3    —    Assumed Liabilities
Exhibit 2.3    —    Auction Servicing Agreement
Exhibit 2.4    —    Floorplan Servicing Agreement
Exhibit 2.6     —    Bulk Sales Jurisdictions
Exhibit 6.1(k)-1    —    Asset Purchase Agreement – Group One
Exhibit 6.1(k)-2    —    Asset Purchase Agreement – Group Two
Exhibit 8.2(a)    —    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 8.2(g)(i)    —    List of Real Property – Lease Termination Agreement
Exhibit 8.2(g)(ii)    —    Form of Lease Termination Agreement
Exhibit 8.2(h)-1    ––    List of Real Property Leases
Exhibit 8.2(h)-2    —    Form of New Real Property Leases
Exhibit 8.2(h)-3    —    Terms of New Real Property Leases

Exhibit 8.2(l)-1	–– Form of Assignment and Estoppel for the Assumed Real Property Leases
Exhibit 8.2(m)    ––    Form of Escrow Agreement

Exhibit 8.3(s)(i)    ––    List of Individuals to Receive Employment Offer Letters
Exhibit 8.3(s)(ii)    ––    Form One of Employment Agreement
Exhibit 8.3(s)(iii)    ––    Form Two of Employment Agreement

Exhibit 8.2(w)    —    Spousal Release
Exhibit 10.2-B    ––    Permitted Activities
Exhibit 10.2-D    ––    List of Individuals from Owing Equity Securities